Exhibit 99.2
NOTICE TO READER

As of June 28, 2024, Celestica Inc. (referred to herein as Celestica, the Company, we, us or our) determined that it no longer qualified as a “foreign private issuer” as such term is defined in Rule 405 promulgated under the U.S. Securities Act of 1933, as amended. As a result, effective January 1, 2025, the Company was required to comply with all of the periodic disclosure and current reporting requirements of the U.S. Securities Exchange Act of 1934, as amended, applicable to U.S. domestic issuers, rather than the forms the Company has filed or furnished with the U.S. Securities and Exchange Commission (SEC) in the past as a foreign private issuer.

Accordingly, the Company is now required to prepare its financial statements filed with the SEC in accordance with generally accepted accounting principles in the United States (GAAP) instead of International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board. As required pursuant to section 4.3(4) of National Instrument 51-102 - Continuous Disclosure Obligations of the Canadian Securities Administrators, the Company must re-present its interim financial reports for the year ended December 31, 2024 in accordance with GAAP, such interim financial reports having previously been prepared in accordance with IFRS.

The attached re-presented Management’s Discussion and Analysis (MD&A) for the three months ended March 31, 2024 is current as of April 24, 2024, and provides financial information for the three months ended March 31, 2024 and March 31, 2023, as re-presented on March 3, 2025, solely to reflect the filing of the re-presented unaudited interim condensed consolidated financial statements for the three months ended March 31, 2024 and March 31, 2023 in accordance with GAAP. Other than as expressly set forth above, this re-presented MD&A does not, and does not purport to, update or re-present the information in the original MD&A or reflect any events that occurred after the date of the filing of the original MD&A.

The Company’s Annual Report on Form 10-K for the year ended December 31, 2024 (2024 10-K), filed on March 3, 2025 is available under the Company’s profile on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov. Readers are cautioned that this MD&A should be read in conjunction with the 2023 consolidated financial statements, presented as comparative information to the audited consolidated financial statements for the year ended December 31, 2024 included in the 2024 10-K and the Management's Discussion and Analysis of Financial Condition and Results of Operations included in Part II of our 2024 10-K.

CELESTICA INC.
MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2024

In this re-presented Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A), "Celestica," the "Company," "we," "us," and "our" refer to Celestica Inc. and its subsidiaries. This MD&A is prepared as of April 24, 2024 for the three months ended March 31, 2024, and is re-presented on March 3, 2025, solely to reflect the filing of the re-presented unaudited condensed consolidated financial statements for the three months ended March 31, 2024 and March 31, 2023 (Re-presented Q1 2024 Interim Financial Statements) prepared in accordance with generally accepted accounting principles in the United States (GAAP) and pursuant to the rules and regulations of the United States Securities and Exchange Commission (SEC). Unless otherwise noted, all dollar amounts are expressed in United States (U.S.) dollars. As used herein, "Q1," "Q2," "Q3," and "Q4" followed by a year refers to the first quarter, second quarter, third quarter and fourth quarter of such year, respectively.

This MD&A should be read in conjunction with our Re-presented Q1 2024 Interim Financial Statements, the 2023 financial statements presented as comparative information to the audited consolidated financial statements for the year ended December 31, 2024 included in the 2024 10-K and our 2023 Annual Report on Form 20-F (2023 20-F).

Certain statements contained in this MD&A constitute forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended (U.S. Securities Act), and Section 21E of the U.S. Securities Exchange Act of 1934, as amended (U.S. Exchange Act), and contain forward-looking information within the meaning of Canadian securities laws. Such forward-looking information includes, without limitation, statements related to: our priorities, intended areas of focus, targets, objectives, and goals; trends in the electronics manufacturing services (EMS) industry and our segments (and/or their constituent businesses) and their anticipated impact; the anticipated impact of current market conditions on each of our segments (and/or their constituent businesses) and near term expectations; potential restructuring and divestiture actions; our anticipated financial and/or operating results and outlook, including expected revenue increases and decreases, as well as growth in certain businesses and end markets; our strategies; our credit risk; our anticipated acquisition of NCS Global Services LLC (NCS); the potential impact of acquisitions, or program wins, transfers, losses or disengagements; materials, component and supply chain constraints; anticipated expenses, capital expenditures and other working capital requirements and contractual obligations (and intended methods of funding such items); the impact of our price reductions and longer payment terms; our intended repatriation of certain undistributed earnings from foreign subsidiaries (and amounts we do not intend to repatriate in the foreseeable future); the estimated near-term impact and timing of international tax reform; the potential impact of tax and litigation outcomes; our ability to use certain tax losses; intended investments in our business; the potential impact of the pace of technological changes, customer outsourcing, program transfers, and the global economic environment; the impact of our outstanding indebtedness; liquidity and the sufficiency of our capital resources; financial statement estimates and assumptions; potential adverse impacts of events outside of our control (including those described under "External factors that may impact our business" below) (External Events); mandatory prepayments under our credit facility; our compliance with covenants under our credit facility; refinancing debt at maturity; income tax incentives; and expectations regarding the acceptance of offers to sell accounts receivable (A/R) under our A/R sales program and supplier financing programs. Such forward-looking statements may, without limitation, be preceded by, followed by, or include words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “continues,” “project,” “target,” “objective,” "goal," “potential,” “possible,” “contemplate,” “seek,” or similar expressions, or may employ such future or conditional verbs as “may,” “might,” “will,” “could,” “should,” or “would,” or may otherwise be indicated as forward-looking statements by grammatical construction, phrasing or context. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995, and for forward-looking information under applicable Canadian securities laws.

Forward-looking statements are provided to assist readers in understanding management’s current expectations and plans relating to the future. Readers are cautioned that such information may not be appropriate for other purposes. Forward-looking statements are not guarantees of future performance and are subject to risks that could cause actual results to differ materially from those expressed or implied in such forward-looking statements, including, among others, risks related to: customer and segment concentration; challenges of replacing revenue from completed, lost or non-renewed programs or customer disengagements; managing our business during uncertain market, political and economic conditions, including among others, global inflation and/or recession, and geopolitical uncertainty and other risks associated with our international operations, including the impact of military actions and conflicts (e.g., the Russia/Ukraine conflict and/or conflicts in the Middle East area, including the Israel/Hamas/Iran conflict and those related to the Houthi attacks in the Red Sea), increased tensions between mainland China and Taiwan, protectionism and reactive countermeasures, economic or other sanctions, and/or trade barriers; shipping delays and increased shipping costs (including as a result of shipping disruptions in the Red Sea); managing changes in customer demand; our customers' ability to compete and succeed using products we manufacture and services we provide; delays in the delivery and availability of components, services and/or materials (including the scope, duration and impact of materials constraints), as well as their costs and quality; our inventory levels and practices; the cyclical and volatile nature of our semiconductor business; changes in our mix of customers and/or the types of products or services we provide, including negative impacts of higher concentrations of lower margin programs; price, margin pressures, and other competitive factors and adverse market conditions affecting, and the highly competitive nature of, the EMS and original design manufacturer (ODM) industries in general and our segments in particular (including the risk that anticipated market conditions do not materialize); challenges associated with new customers or programs, or the provision of new services; interest rate fluctuations; rising commodity, materials and component costs, as well as rising labor costs and changing labor conditions; changes in U.S. policies or legislation; customer relationships with emerging companies; recruiting or retaining skilled talent; our ability to adequately protect intellectual property and confidential information; the variability of revenue and operating results; unanticipated disruptions to our cash flows; deterioration in financial markets or the macro-economic environment, including as a result of global inflation and/or recession; maintaining sufficient financial resources to fund currently anticipated financial actions and obligations and to pursue desirable business opportunities; the expansion or consolidation of our operations; the inability to maintain adequate utilization of our workforce; that our purchase of NCS Global Services LLC will not be consummated in a timely manner, on anticipated terms, or at all; integrating and achieving the anticipated benefits from acquisitions and "operate-in-place" arrangements; execution and/or quality issues (including our ability to successfully resolve these challenges); non-performance by counterparties; negative impacts on our business resulting from any significant uses of cash, securities issuances, and/or additional increases in third-party indebtedness (including as a result of an inability to sell desired amounts under our uncommitted A/R sales program or supplier financing programs); disruptions to our operations, or those of our customers, component suppliers and/or logistics partners, including as a result of External Events; defects or deficiencies in our products, services or designs; volatility in the commercial aerospace industry; compliance with customer-driven policies and standards, and third-party certification requirements; negative impacts on our business resulting from our third-party indebtedness; declines in U.S. and other government budgets, changes in government spending or budgetary priorities, or delays in contract awards; changes to our operating model;

foreign currency volatility; our global operations and supply chain; competitive bid selection processes; our dependence on industries affected by rapid technological change; rapidly evolving and changing technologies, and changes in our customers' business or outsourcing strategies; increasing taxes (including as a result of global tax reform) and potential ineffectiveness of related operational adjustments; tax audits, and challenges of defending our tax positions; obtaining, renewing or meeting the conditions of tax incentives and credits; the management of our information technology systems, and the fact that while we have not been materially impacted by computer viruses, malware, ransomware, hacking incidents or outages, we have been (and may in the future be) the target of such events; the impact of our restructuring actions and/or productivity initiatives, including a failure to achieve anticipated benefits therefrom; the incurrence of future restructuring charges, impairment charges, other unrecovered write-downs of assets (including inventory) or operating losses; the inability to prevent or detect all errors or fraud; compliance with applicable laws and regulations; our pension and other benefit plan obligations; changes in accounting judgments, estimates and assumptions; our ability to maintain compliance with applicable credit facility covenants; our total return swap agreement (TRS); our ability to refinance our indebtedness from time to time; our credit rating; our eligibility for foreign private issuer status; activist shareholders; current or future litigation, governmental actions, and/or changes in legislation or accounting standards; volatility in our subordinate voting share (SVS) price; the impermissibility of SVS repurchases, or a determination not to repurchase SVS, under any normal course issuer bid (NCIB); potential unenforceability of judgments; negative publicity; the impact of climate change; our ability to achieve our environmental, social and governance (ESG) targets and goals, including with respect to climate change and greenhouse gas emissions reduction; and our potential vulnerability to take-over or tender offer. The foregoing and other material risks and uncertainties are discussed in our public filings at www.sedarplus.ca and www.sec.gov, including in this MD&A, our Annual Reports filed with, and subsequent reports filed with or furnished to, the SEC, and as applicable, the Canadian Securities Administrators.
Our forward-looking statements are based on various assumptions, many of which involve factors that are beyond our control. Our material assumptions include: no significant decline in the global economy or in economic activity in our end markets due to a major recession or otherwise; growth in manufacturing outsourcing from customers in diversified markets; continued growth in the advancement and commercialization of artificial intelligence technologies and cloud computing, supporting sustained high levels of capital expenditure investments by leading hyperscaler customers; no unforeseen disruptions due to geopolitical factors (including war) causing significant negative impacts to economic activity, global or regional supply chains or normal business operations; no unexpected transfers, losses or disengagements; no unforeseen adverse changes in our mix of businesses; no unforeseen adverse changes in the regulatory environment; no undue negative impact on our customers' ability to compete and succeed using products we manufacture and services we provide; continued growth in our end markets; no significant unforeseen negative impacts to our operations (including from mutations or resurgences of COVID-19); no unforeseen materials price increases, margin pressures, or other competitive factors affecting the EMS or ODM industries in general or our segments in particular; our ability to fully recover our tangible losses caused by the 2022 fire at our Batam facility in Indonesia through insurance claims; our ability to retain programs and customers; the stability of currency exchange rates; compliance by third parties with their contractual obligations; that our customers will retain liability for product/component tariffs and countermeasures; our ability to keep pace with rapidly changing technological developments; the successful resolution of quality issues that arise from time to time; our ability to successfully diversify our customer base and develop new capabilities; the availability of capital resources for, and the permissibility under our credit facility of, repurchases of outstanding SVS under NCIBs, and compliance with applicable laws and regulations pertaining to NCIBs; compliance with applicable credit facility covenants; that global inflation will not have a material impact on our revenues or expenses; our maintenance of sufficient financial resources to fund currently anticipated financial actions and obligations and to pursue desirable business opportunities; that our purchase of NCS will be consummated in a timely manner and on anticipated terms; as well as those related to the following: the scope and duration of materials constraints (i.e., that they do not materially worsen), and their impact on our sites, customers and suppliers; fluctuation of production schedules from our customers in terms of volume and mix of products or services; the timing and execution of, and investments associated with, ramping new business; supplier performance and quality, pricing and terms; the costs and availability of components, materials, services, equipment, labor, energy and transportation; global tax legislation changes (including accelerated applicability of Pillar Two global minimum tax legislation as currently proposed) and anticipated related operational adjustments; the timing, execution and effect of restructuring actions; the components of our leverage ratio (as defined in our credit facility); anticipated demand levels across our businesses; and the impact of anticipated market conditions on our businesses. Although management believes its assumptions to be reasonable under the current circumstances, they may prove to be inaccurate, which could cause actual results to differ materially (and adversely) from those that would have been achieved had such assumptions been accurate. Forward-looking statements speak only as of the date on which they are made, and we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

Overview

Celestica's business:

We deliver innovative supply chain solutions globally to customers in two operating and reportable segments: Advanced Technology Solutions (ATS) and Connectivity & Cloud Solutions (CCS). Our ATS segment consists of our ATS end market, and is comprised of our Aerospace and Defense (A&D), Industrial, HealthTech, and Capital Equipment businesses. Our CCS segment consists of our Communications and Enterprise (servers and storage) end markets. Information regarding our reportable segments is included in note 3 to the Re-presented Q1 2024 Interim Financial Statements, filed at www.sedarplus.ca and furnished with this MD&A on Form 8-K at www.sec.gov.

Our customers include original equipment manufacturers (OEMs), cloud-based and other service providers, including hyperscalers, and other companies in a wide range of industries. Our global headquarters are located in Toronto, Ontario, Canada. We operate a network of sites and centers of excellence strategically located in North America, Europe and Asia, with specialized end-to-end supply chain capabilities tailored to meet specific market and customer product lifecycle requirements. We offer a comprehensive range of product manufacturing and related supply chain services, including design and development, new product introduction, engineering services, component sourcing, electronics manufacturing and assembly, testing, complex mechanical assembly, systems integration, precision machining, order fulfillment, logistics, asset management, product licensing, and after-market repair, return and IT asset disposition (ITAD) services. Our Hardware Platform Solutions (HPS) offering (within our CCS segment) includes the development of infrastructure platforms, hardware and software design solutions, including open-source software that complements our hardware offerings, and services that can be used as-is, or customized for specific applications in collaboration with our customers, and management of program design and aspects of the supply chain, manufacturing, and after-market support, including ITAD and asset management services.

    Our ATS segment businesses typically have higher margin profiles and margin volatility, higher working capital requirements, and longer product life cycles than the traditional businesses in our CCS segment. Our CCS segment is subject to negative pricing pressures driven by the highly competitive nature of this market and is experiencing technology-driven demand shifts, which are not expected to abate. Our traditional CCS segment businesses typically have lower margin profiles, lower working capital requirements, and higher volumes than the businesses in our ATS segment. Within our CCS segment, however, our HPS business (which includes firmware/software enablement across all primary IT infrastructure data center technologies, open source software offerings that complement our hardware platforms, and aftermarket services including ITAD) typically has a higher margin profile than our traditional CCS businesses, but also requires specific investments (including research and development (R&D)) and higher working capital. Our CCS segment generally experiences a high degree of volatility in terms of revenue and product/service mix, and as a result, our CCS segment margin can fluctuate from period to period. In recent periods, we have experienced an increasing shift in the mix of our programs towards cloud-based and other service providers, which are cyclically different from our traditional OEM customers, creating more volatility and unpredictability in our revenue patterns, and additional challenges with respect to the management of our supply chain and working capital requirements.

Overview of business environment:

    The electronics manufacturing services (EMS) industry is highly competitive. Demand can be volatile from period to period, aggressive pricing is a common business dynamic, and customers may shift production between EMS and original design manufacturing (ODM) providers for a variety of reasons. As a result, customer and segment revenue and mix, as well as overall profitability, are difficult to forecast. The loss of one or more major customers could have a material adverse effect on our operating results, financial position and cash flows.

    Managing our operations is complex, and our financial results often fluctuate, in each case as a result of, among other factors, product lifecycles in the markets we serve, production lead times required by our customers, our ability to secure materials and components, our ability to manage staffing and talent dynamics, rapid shifts in technology, model obsolescence, commoditization of certain products, the emergence of new business models, shifting patterns of demand, the proliferation of software-defined technologies enabling the disaggregation of software and hardware, product oversupply, changing supply chains and customer supply chain requirements, and the build-up by customers of inventory buffers. For example, the shift from traditional network and data center infrastructures to highly scalable, virtualized, cloud-based environments, have adversely impacted some of our traditional CCS segment customers, and favorably impacted our service provider customers and our HPS business. In recent quarters, operational challenges as a result of global supply chain constraints have not been material to our revenues or expenses, and the negative impacts of global supply chain constraints have been diminishing. However, such supply chain constraints still remain a risk to us in the mid-term (see "External factors that may impact our business" below).

    Capacity utilization, customer mix and the types of products and services we provide are important factors affecting our financial performance. The number of sites, the location of qualified personnel, the manufacturing and engineering capacity and network, and the mix of business through that capacity are also vital considerations for EMS and ODM providers in terms of generating appropriate returns. Because the EMS industry is working capital intensive, we believe that non-GAAP adjusted return on invested capital (ROIC), which is primarily based on non-GAAP operating earnings (each discussed in "Non-GAAP Financial Measures" below) and investments in working capital and equipment, is an important metric for measuring an EMS provider's financial performance.

External factors that may impact our business:

External factors that could adversely impact our industry and/or business include government legislation, regulations, or policies, supplier or customer financial difficulties, natural disasters, fires and related disruptions, political instability, increased political tension between countries (including threats of retaliatory action from the Chinese government due to ongoing tensions between the U.S. and China, and increased tensions between mainland China and Taiwan), geopolitical dynamics, terrorism, armed conflict (including the Russia/Ukraine conflict, and conflicts in the Middle East area, including the Israel/Hamas/Iran conflict and those related to Houthi attacks in the Red Sea (collectively, Middle East Conflicts)), labor or social unrest, criminal activity, cybersecurity incidents, unusually adverse weather conditions (including those caused by climate change), such as hurricanes, tornados, other extreme storms, wildfires, droughts and floods, disease or illness (including potential mutations or resurgences of COVID-19) that affect local, national or international economies, and other risks present in the jurisdictions in which we, our customers, our suppliers, and/or our logistics partners operate. These types of events could disrupt operations at one or more of our sites or those of our customers, component suppliers and/or our logistics partners. These events could also lead to higher costs or supply shortages and may disrupt the delivery of components to us, or our ability to provide finished products or services to our customers, any of which could (and in the case of materials constraints, had in the past and may in the future) have a material negative impact on our operating results. Neither the Russia/Ukraine conflict, nor the Middle East Conflicts, has had a significant impact on our supply chain, but there can be no assurance that this will continue to be the case. See "Recent Developments — Segment Environment" below for a discussion of the impact of global supply chain constraints on our business in recent periods, as well as potential future impacts.

Uncertainties resulting from government policies or legislation, and/or increased political tensions between countries, may adversely affect our business, results of operations and financial condition. In general, changes in social, political, regulatory and economic conditions or in laws and policies governing foreign trade, taxation (including the timing and implementation of Pillar Two global minimum tax legislation), manufacturing, clean energy, the healthcare industry, and/or development and investment in the jurisdictions in which we, and/or our customers or suppliers operate, could materially adversely affect our business, results of operations and financial condition. See "Operating Results — Income taxes" below, and Item 3(D), Key Information — Risk Factors, "Our operations have been and could continue to be adversely affected by events outside our control" and "U.S. policies or legislation could have a material adverse effect on our business, results of operations and financial condition" of our 2023 20-F for additional detail.

Governmental actions related to international trade agreements have increased (and could further increase) the cost to our U.S. customers who use our non-U.S. manufacturing sites and components, and vice versa, which may materially and adversely impact demand for our services, our results of operations or our financial condition. In prior periods, our Capital Equipment business and, to a lesser extent, our CCS segment were negatively impacted by U.S. technology export controls with respect to China, and China's policy supporting its private sector businesses. We have increased the resilience of our global network to manage this dynamic. However, given the uncertainty regarding the scope and duration of these (or further) trade actions and whether trade tensions will escalate further, their impact on the demand for our services, our operations and results for future periods cannot be currently quantified, but may be material. We will continue to monitor the scope and duration of trade actions by the U.S. and other governments on our business.

Inflationary pressures could adversely impact our financial results by increasing costs for labor and materials. Our operating costs have increased, and may continue to increase, as a result of the growth in inflation due to the uncertain economic environment. Although we have been successful in offsetting the majority of our increased costs with increased pricing for our products and services to date, we cannot assure continued success in this regard, and unrecovered increased operating costs in future periods would adversely impact our margins. We cannot predict future trends in the rate of inflation or other negative economic factors or associated increases in our operating costs. Further, our customers may choose to reduce their business with us as a result of increases to our pricing. In addition, uncertainty in the global economy (including the severity and duration of global inflation and/or recession) and financial markets may impact current and future demand for our customers' products and services, and consequently, our operations. We continue to monitor the dynamics and impacts of the global economic and financial environment and work to manage our priorities, costs and resources to anticipate and prepare for any changes we deem necessary.

We rely on a variety of contracted or common carriers to transport raw materials and components from our suppliers to us, and to transport our products to our customers. The use of contracted or common carriers is subject to a number of risks, including: increased costs due to rising energy prices and labor, vehicle and insurance costs; hijacking and theft resulting in lost shipments; delivery delays resulting from port congestion and labor shortages and/or strikes; and other factors beyond our control. Although we attempt to mitigate our liability for any losses resulting from these risks through the use of multiple carriers and modes of transport, as well as insurance, any costs or losses relating to shipping or shipping delays that cannot be mitigated, avoided or passed on to our customers could reduce our profitability, require us to manufacture replacement products or damage our relationships with our customers. Although we have incurred some increased shipping expenses and delays as a result of the Middle East Conflicts, such increases and delays have not been significant to date. However, there can be no assurance that this will continue to be the case.

The pace of technological changes and data center deployments, and the frequency of customer outsourcing or transferring business among EMS and/or ODM competitors, may impact our business, results of operations and/or financial condition.

We rely on IT networks and systems, including those of third-party service providers, to process, transmit and store electronic information. In particular, we depend on our IT infrastructure for a variety of functions, including product manufacturing, worldwide financial reporting, inventory and other data management, procurement, invoicing and email communications. Any of these systems are susceptible to outages due to fire, floods, power loss, telecommunications failures, terrorist attacks, sabotage, cybersecurity threats and incidents, and similar events. Although we have not been materially impacted by computer viruses, malware, ransomware, hacking incidents or outages, we have been (and may in the future be) the target of such events.

We have maintained high levels of inventory to support the growth of our business, as well as to respond to ongoing materials constraints (to a lesser extent in recent periods, due to improvement in the availability of materials). In connection therewith, we continue to work with our customers to obtain cash deposits to help mitigate the impact of high inventory levels. See Item 3(D), Key Information — Risk Factors, "Our products and services involve inventory risk" of our 2023 20-F for further detail.

Insufficient customer liquidity may result in significant delays in or defaults on payments owed to us. In addition, customer financial difficulties or changes in demand for our customers' products may result in order cancellations and higher than expected levels of inventory, which could have a material adverse impact on our operating results and working capital performance. We may not be able to return or resell this inventory, or we may be required to hold the inventory for an extended period of time, any of which may result in our having to record additional inventory reserves. We may also be unable to recover all of the amounts owed to us by a customer, including amounts to cover unused inventory or capital investments we incurred to support that customer's business. Our failure to collect amounts owed to us and/or the loss of one or more major customers could have a material adverse effect on our operating results, financial position and cash flows.

See "External Factors that May Impact our Business" in Item 5 of our 2023 20-F for a discussion of additional factors beyond our control that may have an adverse impact on our business.

Recent Developments:

Segment Environment:

ATS Segment:

ATS segment revenue decreased 3% in Q1 2024 compared to Q1 2023, driven by the anticipated demand softness in our Industrial business, partially offset by the growth of our A&D business and HealthTech business. Our Capital Equipment business revenue remained relatively consistent in Q1 2024 compared to Q1 2023. We expect our ATS segment revenue to decrease in the high single-digit percentage range in Q2 2024 compared to Q2 2023, driven by continued demand softness in our Industrial business, partially offset by continued growth in our A&D business.

ATS segment margin decreased to 4.2% in Q1 2024 compared to 4.3% in Q1 2023, primarily driven by lower segment income in Q1 2024, in part due to higher ATS inventory provisions for Q1 2024, which was partially offset by favorable mix.

CCS Segment:

    CCS segment revenue increased 38% in Q1 2024 compared to Q1 2023, supported by increased spend from our hyperscaler customers. Revenue in each of our Enterprise and Communications end markets increased in Q1 2024 compared to Q1 2023. Our HPS revenue for Q1 2024 (23% of total Q1 2024 revenue) increased 40% to $519 million compared to Q1 2023. We currently expect Enterprise revenue to increase in the low twenties percentage range and Communications revenue to increase in the mid-forties percentage range in Q2 2024 compared to Q2 2023.

CCS segment margin increased to 6.8% in Q1 2024 compared to 5.6% in Q1 2023, primarily driven by improved productivity and mix.

Operational Impacts:

Global supply chain constraints have negatively impacted our business in the past, resulting in extended lead times for certain components and impacting the availability of materials required to support customer programs. However, in recent periods, the adverse impacts of supply chain constraints have been diminishing, and were not material to our revenue or expenses in either Q1 2024 or Q1 2023.

As some sub-tier suppliers providing raw materials such as high-grade aluminum are partially dependent on supply from Russia/Ukraine, we will continue to closely monitor the supply availability and price fluctuations of these raw materials. However, the impact of the current Russia/Ukraine conflict on our supply chain has not been significant to date. In addition, as certain of our suppliers are located in, and we source certain parts from, the Middle East, we are closely monitoring the impact of the Middle East Conflicts on our supply chain. We are in close contact with our suppliers and logistics providers in the area, and neither we nor they (to our knowledge) have experienced any significant impact to date.

Future Uncertainties:

Global supply chain constraints have impacted our operations in the past and remain a risk for us in the mid-term. The ultimate magnitude of the impact of global supply chain constraints on our business will depend on future developments which cannot currently be predicted, including the speed at which our suppliers and logistics providers return to and/or maintain full production, the impact of supplier prioritization of backlog, whether significant COVID-19 resurgences or mutations arise, government responses, and the status of labor shortages. As a result, we cannot currently estimate the overall severity or duration of the impact of these matters, which may be material. Even after these issues have subsided, we may experience significant adverse impacts to our businesses as a result of their global economic impact, including any related recession, as well as lingering impacts on our suppliers, third-party service providers and/or customers. See Item 3(D), Key Information — Risk Factors, "We are dependent on third parties to supply certain materials, and our results were negatively affected by the availability of such materials in the past and may be negatively affected by the quality, availability and cost of such materials in the future" of our 2023 20-F.

Acquisition Agreement:

Following the close of the quarter, we signed a definitive agreement to acquire NCS Global Services LLC, a US-based IT infrastructure and asset management business, for $36 million (about 6 times of its trailing twelve months' non-GAAP adjusted earnings before interest, taxes, depreciation and amortization (Adjusted EBITDA)). The acquisition is anticipated to accelerate our IT Services roadmap within our CCS segment, by quickly expanding our strategic capabilities and geographic footprint, and allowing us to enhance our service offering across the entire lifecycle of our customers' assets. The definitive agreement includes a possible earnout of up to $20 million if certain Adjusted EBITDA targets are achieved. We have structured the earnout to ensure the purchase price multiple decreases if the earnout is achieved. Moreover, the acquisition is anticipated to be accretive to our non-GAAP adjusted EPS in 2024. The transaction is expected to close in May 2024 or earlier, subject to satisfaction of customary closing conditions. There can be no assurance that this transaction will be consummated in a timely manner, or at all.

Board Member Retirement:

In connection with the retirement of Dan DiMaggio from our Board of Directors on January 29, 2024, the 0.3 million deferred share units (DSUs) held by Mr. DiMaggio were settled in March 2024.

Restructuring Update:

    We recorded $5.1 million in restructuring charges in Q1 2024, consisting primarily of actions to adjust our cost base to address reduced levels of demand in certain of our businesses and geographies.

SVS Repurchases:

As of March 31, 2024, approximately 11.3 million SVS remain available for repurchase under our current normal course issuer bid (NCIB), which expires in December 2024. The maximum number of SVS we are permitted to repurchase for cancellation under the NCIB will be reduced by the number of SVS we arrange to be purchased by any non-independent broker in the open market during the term of the NCIB to satisfy delivery obligations under our stock-based compensation (SBC) plans. In Q1 2024, we paid a total of $16.5 million (including transaction fees) to repurchase 0.5 million SVS for cancellation under the NCIB and $101.6 million (including transaction fees) to repurchase 2.8 million SVS, through an independent broker for delivery obligations under our SBC plans. See "Summary of Q1 2024" below.

Operating Goals and Priorities:

Our operating goals and priorities have not changed from those set forth under the caption "Operating Goals and Priorities" in Item 5 of our 2023 20-F. The duration and impact of, among other things, global supply constraints and other industry market and economic conditions are not within our control, and may therefore impact our ability to achieve our revenue and margin goals.

Our Strategy:

    We remain committed to making the investments we believe are required to support our long-term objectives and to create shareholder value, while simultaneously managing our costs and resources to maximize our efficiency and productivity. Our strategy has not changed from that set forth under the caption "Our Strategy" in Item 5 of our 2023 20-F.

Summary of Q1 2024

Our Re-presented Q1 2024 Interim Financial Statements have been prepared in accordance with GAAP and pursuant to the rules and regulations of the SEC. The Re-presented Q1 2024 Interim Financial Statements reflect all normal and recurring adjustments that are, in the opinion of management, necessary to present fairly our financial position as of March 31, 2024 and our operating results and cash flows for the three months ended March 31, 2024 and March 31, 2023. See note 2 to the Re-presented Q1 2024 Interim Financial Statements for a discussion of recently issued accounting standards. A discussion of our Q1 2024 financial results is set forth under "Operating Results" below.

 The following tables set forth certain key operating results and financial information for the periods indicated (in millions, except per share amounts and percentages):

	Three months ended March 31
	2024	2023	% Increase (Decrease)
Revenue	$2,208.9	$1,837.8	20%
Gross profit	222.1	157.3	41%
Selling, general and administrative expenses (SG&A)	64.8	74.7	(13)%
Restructuring and other charges, net of recoveries	4.8	4.6	4%
Net earnings	91.8	20.6	346%
Diluted earnings per share	$0.77	$0.17	353%

	Three months ended March 31
Segment revenue* as a percentage of total revenue:	2024	2023
ATS revenue (% of total revenue)	35%	43%
CCS revenue (% of total revenue)	65%	57%

	Three months ended March 31
	2024		2023
Segment income and segment margin*:		Segment Margin		Segment Margin
ATS segment	$31.9	4.2%	$33.7	4.3%
CCS segment	98.7	6.8%	58.6	5.6%
* Segment performance is evaluated based on segment revenue, segment income and segment margin (segment income as a percentage of segment revenue), each of which are defined in "Operating Results — Segment income and margin" below.

	March 31 2024	December 31 2023
Cash and cash equivalents	$308.1	$370.4
Total assets	5,711.5	5,890.5
Borrowings under term loans(1)	604.3	608.9
Borrowings under revolving credit facility(2)	28.0	—
(1) Excludes unamortized debt issuance costs.
(2) Excludes ordinary course letters of credit (L/Cs).

	Three months ended March 31
	2024	2023
Cash provided by operating activities	$108.1	$45.2

SVS repurchase activities:
Aggregate cost(1) of SVS repurchased for cancellation(2)	$16.5	$10.6
Number of SVS repurchased for cancellation (in millions)(3)	0.5	0.8
Weighted average price per share for repurchases	$35.96	$13.12
Aggregate cost(1) of SVS repurchased for delivery under SBC plans	$101.6	$—
Number of SVS repurchased for delivery under SBC plans (in millions)(4)	2.8	—
(1)Includes transaction fees.
(2)For Q1 2023, excludes a $5.0 million accrual recorded at March 31, 2023 for the contractual maximum spend for SVS repurchases for cancellation under an automatic share purchase plan (ASPP) executed in February 2023 for such purpose.
(3)For Q1 2024 and Q1 2023, includes 0.5 million and 0.4 million SVS, respectively, purchased for cancellation under NCIB ASPPs.
(4)For Q1 2024, consists entirely of ASPP purchases through an independent broker.

Other performance indicators:

    In addition to the key operating results and financial information described above, management reviews the following measures:

	1Q24	Q4 2023	Q3 2023	Q2 2023	Q1 2023
Days in accounts receivable (A/R)	75	72	65	60	66
Days in inventory	93	104	113	123	129
Days in accounts payable (A/P)	(62)	(62)	(64)	(68)	(75)
Days in cash deposits*	(38)	(42)	(42)	(42)	(44)
Cash cycle days	68	72	72	73	76
Inventory turns	3.9x	3.5x	3.2x	3.0x	2.8x
* We receive cash deposits from certain of our customers primarily to help mitigate the impact of high inventory levels carried due to the constrained materials environment, and to reduce risks related to excess and/or obsolete inventory. See "Customer cash deposits for inventory" in the table below.

(in millions)	2024	2023
	March 31	December 31	September 30	June 30	March 31
A/R Sales	$11.6	$—	$66.5	$253.5	$282.6
Supplier Financing Programs (SFPs)*	65.2	18.6	92.5	112.4	128.2
Total	$76.8	$18.6	$159.0	$365.9	$410.8
Customer cash deposits for inventory	$719.4	$904.8	$874.8	$809.7	$810.8
* Represents A/R sold to third party banks in connection with the uncommitted SFPs of three customers (one CCS segment customer and two ATS segment customers).

The amounts we sell under our A/R sales program and the SFPs can vary from quarter to quarter (and within each quarter) depending on our working capital and other cash requirements, including by geography. See the chart above and "Liquidity — Cash requirements — Financing Arrangements" below.
Days in A/R is defined as the average A/R for the quarter divided by the average daily revenue. Days in inventory, days in A/P and days in cash deposits are calculated by dividing the average balance for each item for the quarter by the average daily cost of sales. Cash cycle days is defined as the sum of days in A/R and days in inventory minus the days in A/P and days in cash deposits. Inventory turns are determined by dividing 365 by the number of days in inventory. A lower number of days in A/R, days in inventory, and cash cycle days, and a higher number of days in A/P, days in cash deposits, and inventory turns generally reflect improved cash management performance.

Days in A/R for Q1 2024 increased 9 days compared to Q1 2023 due to higher average A/R in Q1 2024 compared to Q1 2023, offset in part by the impact of higher revenue in Q1 2024 compared to Q1 2023. Days in A/R for Q1 2024 increased 3 days compared to Q4 2023, due to higher average A/R in Q1 2024 compared to Q4 2023, offset in part by the impact of higher revenue in Q1 2024 compared to Q4 2023. Average A/R in Q1 2024 increased compared to Q1 2023 and Q4 2023, primarily due to higher revenue in Q1 2024, compared to Q1 2023 and Q4 2023, respectively.

Days in inventory for Q1 2024 decreased 36 days from Q1 2023 and decreased 11 days from Q4 2023, due to higher cost of sales and lower average inventory levels in Q1 2024 compared to Q1 2023 and Q4 2023, respectively. Higher cost of sales in Q1 2024 compared to Q1 2023 and Q4 2023 was due to our business growth. Lower average inventory levels in Q1 2024 compared to Q1 2023 and Q4 2023 were due to the alleviation of supply chain constraints.

Days in A/P for Q1 2024 decreased 13 days compared to Q1 2023, due to the impact of higher cost of sales and lower average A/P in Q1 2024 compared to Q1 2023. Days in A/P for Q1 2024 remained flat sequentially, as the impact of higher cost of sales in Q1 2024 compared to Q4 2023 was substantially offset by higher average A/P in Q1 2024 compared to Q4 2023. Lower average A/P in Q1 2024 compared to Q1 2023 was primarily due to reduced inventory purchases driven by the alleviation of supply chain constraints. Higher average A/P in Q1 2024 compared to Q4 2023 was mainly due to the timing of payments.

Days in cash deposits for Q1 2024 decreased 6 days compared to Q1 2023, primarily due to higher cost of sales in Q1 2024 compared to Q1 2023. Days in cash deposits for Q1 2024 decreased 4 days compared to Q4 2023, due to higher cost of sales and lower average cash deposits in Q1 2024 compared to Q4 2023. We receive cash deposits from certain customers, which help alleviate the impact of inventory purchases on our cash flows (see chart above). The decrease in average cash deposits in Q1 2024 compared to Q4 2023 was primarily due to the alleviation of supply chain constraints. Our customer cash deposit balance fluctuates depending on the levels of inventory we have been asked to procure by certain customers (to secure supply for future demand), or as we utilize inventory in production.

    We believe that cash cycle days (and the components thereof) and inventory turns are useful measures in providing investors with information regarding our cash management performance and are accepted measures of working capital management efficiency in our industry.

Critical Accounting Estimates

The preparation of financial statements in conformity with GAAP requires management to make judgments, estimates and assumptions that affect the application of accounting policies, the reported amounts of assets, liabilities, revenue and expenses, and related disclosures with respect to contingent assets and liabilities. We base our judgments, estimates and assumptions on current facts (including, in recent periods, the prolonged impact of global supply chain constraints), historical experience and various other factors that we believe are reasonable under the circumstances. The economic environment also impacts certain estimates and discount rates necessary to prepare our consolidated financial statements, including significant estimates and discount rates applicable to the determination of the fair values used in the impairment testing of our non-financial assets. Our assessment of these factors forms the basis for our judgments on the carrying values of our assets and liabilities, and the accrual of our costs and expenses. Actual results could differ materially from our estimates and assumptions. We review our estimates and underlying assumptions on an ongoing basis and make revisions as determined necessary by management. Revisions are recognized in the period in which the estimates are revised and may also impact future periods.

Our review of the estimates, judgments and assumptions used in the preparation of the Re-presented Q1 2024 Interim Financial Statements included those relating to, among others: our determination of the timing of revenue recognition, the determination of whether indicators of impairment existed for our assets and reporting units, our measurement of deferred tax assets and liabilities, our estimated inventory write-downs and expected credit losses, and customer creditworthiness. Any revisions to estimates, judgments or assumptions may result in, among other things, impairments to our assets or our reporting units and/or adjustments to the carrying amount of our A/R and/or inventories, or to the valuation of our deferred tax assets, any of which could have a material impact on our financial performance and financial condition.

Significant accounting policies and methods used in the preparation of our consolidated financial statements are described in note 2 to our Re-presented Q1 2024 Interim Financial Statements. The following paragraph identifies those accounting estimates which management considers to be "critical," defined as accounting estimates made in accordance with GAAP that involve a significant level of estimation uncertainty, and have had, or are reasonably likely to have, a material impact on the Company's financial condition or results of operations. No significant revisions to our critical accounting estimates and/or assumptions were made in Q1 2024.

Key sources of estimation uncertainty and judgment: We have applied significant estimates, judgments and assumptions in the following areas which we believe could have a significant impact on our reported results and financial position: our determination of the timing of revenue recognition; whether events or changes in circumstances are indicators that an impairment review of our assets or reporting units should be conducted; and the measurement of our reporting units' fair values, which includes estimating future growth, profitability, and discount and terminal growth rates. See "Critical Accounting Estimates" in Item 5 of our 2023 20-F for a detailed discussion of our critical accounting estimates.

In addition, we determined that no triggering event occurred in Q1 2024 (or to date) that would require an interim impairment assessment of our reporting units, and no significant impairments or adjustments were identified in Q1 2024 (or to date) related to our allowance for credit losses accounts, or the recoverability and valuation of our assets and liabilities.

Operating Results

    See "Overview — Overview of business environment" and "Recent Developments" above for a discussion of the impact of recent events and market conditions on our segments. See the initial paragraph of "Operating Results" in Item 5 of our 2023 20-F for a general discussion of factors that can cause our financial results to fluctuate from period to period.

Operating results expressed as a percentage of revenue:

	Three months ended March 31
	2024	2023
Revenue	100.0%	100.0%
Cost of sales	89.9	91.4
Gross profit	10.1	8.6
SG&A	2.9	4.1
R&D costs	0.7	0.7
Amortization of intangible assets	0.5	0.5
Restructuring and other charges, net of recoveries	0.3	0.3
Earnings from operations	5.7	3.0
Finance Costs	0.6	1.2
Miscellaneous Expense (Income)	0.3	—
Earnings before income taxes	4.8	1.8
Income tax expense	0.6	0.7
Net earnings for the period	4.2%	1.1%

Revenue:

    Aggregate revenue of $2.21 billion for Q1 2024 increased 20% compared to Q1 2023.

    The following table sets forth revenue from our reportable segments, as well as segment and end market revenue as a percentage of total revenue, for the periods indicated (in millions, except percentages):

	Three months ended March 31
	2024		2023
		% of total		% of total
ATS segment revenue	$767.9	35%	$792.2	43%
CCS segment revenue
Communications	$764.2	34%	$653.1	36%
Enterprise	676.8	31%	392.5	21%
	$1,441.0	65%	$1,045.6	57%

Total revenue	$2,208.9		$1,837.8

ATS segment revenue for Q1 2024 decreased $24.3 million (3%) compared to Q1 2023 driven by the anticipated demand softness in our Industrial business, partially offset by the growth of our A&D business and HealthTech business. Our Capital Equipment business revenue remained relatively consistent in Q1 2024 compared to Q1 2023.

    CCS segment revenue for Q1 2024 increased $395.4 million (38%) compared to Q1 2023. Communications end market revenue for Q1 2024 increased $111.1 million (17%) compared to Q1 2023, driven by increased demand for networking products from hyperscaler customers (predominately in support of artificial intelligence/machine learning (AI/ML) infrastructure). Our HPS revenue for Q1 2024 increased 40% to $519 million compared to Q1 2023, and accounted for 23% of our total Q1 2024 revenue (Q1 2023 — 20% of our total Q1 2023 revenue). Enterprise end market revenue for Q1 2024 increased $284.3 million (72%) compared to Q1 2023, driven by continued strong demand for AI/ML compute products from our hyperscaler customers.

We depend on a small number of customers for a substantial portion of our revenue. In the aggregate, our top 10 customers represented 70% of total revenue for Q1 2024 (Q1 2023 — 61%). One customer (in our CCS segment) individually represented 10% or more of total revenue in Q1 2024 (34%). Two customers (each in our CCS segment) individually represented 10% or more of total revenue (15% and 11%) in Q1 2023.

We generally enter into master supply agreements with our customers that provide the framework for our overall relationship, although such agreements do not typically guarantee a particular level of business or fixed pricing. Instead, we bid on a program-by-program basis and receive customer purchase orders for specific quantities and timing of products. We cannot assure that our current customers will continue to award us with follow-on or new business. Customers may also cancel contracts, and volume levels can be changed or delayed, any of which could have a material adverse impact on our results of operations, working capital performance (including requiring us to carry higher than expected levels of inventory, particularly in a supply-constrained environment, to enable us to meet demand requirements), and result in lower asset utilization and lower margins. We cannot assure the replacement of completed, delayed, cancelled or reduced orders, or that our current customers will continue to utilize our services, or renew their long-term manufacturing or services contracts with us on acceptable terms or at all. In addition, in any given quarter, we can experience quality and process variances related to materials, testing or other manufacturing or supply chain activities. Although we are successful in resolving the majority of these issues, the existence of these variances could have a material adverse impact on the demand for our services in future periods from any affected customers. Further, some of our customer agreements require us to provide specific price reductions to our customers over the term of the contracts, which has had, and may continue to have, a significant impact on our revenues and margins. Continuing market shifts to disaggregated solutions and open hardware platforms are adversely impacting demand from our traditional OEM Communications customers, but favorably impacting our service provider customers and our HPS business. There can be no assurance that revenue from any of our major customers will continue at historical levels or will not decrease in absolute terms or as a percentage of total revenue. A significant revenue decrease or pricing pressures from these or other customers, or a loss of a major customer or program, could have a material adverse impact on our business, our operating results and our financial position.

Materials constraints continue to cause delays in production, and adversely impact our inventory levels. Although such negative impacts have diminished over recent periods, we anticipate that materials constraints (and longer lead-times for high-demand components and materials) will remain a risk for us in the mid-term.

Gross profit:

The following table shows gross profit and gross margin (gross profit as a percentage of total revenue) for the periods indicated:

	Three months ended March 31
	2024	2023
Gross profit (in millions)	$222.1	$157.3
Gross margin	10.1%	8.6%

Gross profit for Q1 2024 increased by 41% to $222.1 million compared to Q1 2023. The increase in gross profit was primarily due to our strong revenue growth. Gross profit for Q1 2024 also included $12.8 million of favorable fair value adjustments (TRS FVAs) related to our total return swap agreement (TRS Agreement). See "Liquidity — Cash requirements — TRS" below for a description of our TRS Agreement.

Gross margin increased from 8.6% in Q1 2023 to 10.1% in Q1 2024. The increase in gross margin was primarily driven by improved profitability in both our segments, as a result of improved mix and production efficiencies (mainly driven by volume leverage in our CCS segment).

See "Operating Results — Gross profit" in Item 5 of our 2023 20-F for a general discussion of the factors that can cause gross margin to fluctuate from period to period.

SG&A:

SG&A for Q1 2024 of $64.8 million (2.9% of total revenue) decreased $9.9 million compared to $74.7 million (4.1% of total revenue) for Q1 2023. The decrease in SG&A in Q1 2024 compared to Q1 2023 was mainly due to $18.7 million in favorable TRS FVAs related to our TRS Agreement (an $18.7 million gain in Q1 2024, compared to nil recognized in SG&A in Q1 2023, as described below), offset in part by several items, including (most significantly) approximately $2 million in higher variable spend and approximately $2 million in higher expected credit losses in Q1 2024. See "Liquidity — Cash requirements — TRS" below for a description of our TRS Agreement.

Segment income and margin:

    Segment performance is evaluated based on segment revenue (set forth above), segment income and segment margin (segment income as a percentage of segment revenue). Revenue is attributed to the segment in which the product is manufactured or the service is performed. Segment income is defined as a segment’s revenue less its cost of sales and its allocatable portion of SG&A and R&D expenses (collectively, Segment Costs). Identifiable Segment Costs are allocated directly to the applicable segment while other Segment Costs, including indirect costs and certain corporate charges, are allocated to our segments based on an analysis of the relative usage or benefit derived by each segment from such costs. Segment income excludes employee SBC expense, amortization of intangible assets (excluding computer software), Restructuring and Other charges (Recoveries), fair value adjustments related to our total return swap agreement (TRS FVAs), Miscellaneous Expense (Income) and FCC Transitional ADJ (each defined in "Non-GAAP Financial Measures" below), as well as finance costs, as these costs, charges/recoveries and adjustments are managed and reviewed by our CEO at the company level. See the reconciliation of segment income to our earnings before income taxes for Q1 2024 and Q1 2023 in note 3 to the Re-presented Q1 2024 Interim Financial Statements. Our segments do not record inter-segment revenue. Although segment income and segment margin are used to evaluate the performance of our segments, we may incur operating costs in one segment that may also benefit the other segment. Our accounting policies for segment reporting are the same as those applied to the Company as a whole.

The following table shows segment income (in millions) and segment margin for the periods indicated:

	Three months ended March 31
	2024		2023
Segment income and segment margin:		Segment Margin		Segment Margin
ATS segment	$31.9	4.2%	$33.7	4.3%
CCS segment	98.7	6.8%	58.6	5.6%

ATS segment income for Q1 2024 decreased $1.8 million (5%) compared to Q1 2023 and ATS segment margin decreased from 4.3% in Q1 2023 to 4.2% in Q1 2024, due in part to higher ATS inventory provisions for Q1 2024, which was partially offset by favorable mix.

CCS segment income for Q1 2024 increased $40.1 million (68%) compared to Q1 2023, as a result of the higher CCS segment revenue levels in Q1 2024. CCS segment margin increased from 5.6% for Q1 2023 to 6.8% in Q1 2024, primarily driven by improved productivity and mix.

SBC expense and TRS FVAs:

We entered into the TRS Agreement to manage cash flow requirements and our exposure to fluctuations in the share price of our SVS in connection with the settlement of certain outstanding equity awards under our SBC plans. See "Liquidity — Cash requirements — TRS" below for further detail. The following table shows employee SBC expense (with respect to restricted share units (RSUs) and performance share units (PSUs) granted to employees), TRS FVAs, and director SBC expense (with respect to DSUs and RSUs issued to directors as compensation) for the periods indicated (in millions):

	Three months ended March 31
	2024	2023
Employee SBC expense in cost of sales	$8.9	$8.5
Employee SBC expense in SG&A	13.8	13.5
Total employee SBC expense	$22.7	$22.0

TRS FVAs: losses (gains) in cost of sales	$(12.8)	$—
TRS FVAs: losses (gains) in SG&A	(18.7)	—
TRS FVAs: losses (gains) in Miscellaneous Expense (Income)	—	0.2
Total TRS FVAs: losses (gains)	$(31.5)	$0.2

Combined effect of employee SBC expense and TRS FVAs	$(8.8)	$22.2

Director SBC expense in SG&A(1)	$0.6	$0.6
(1) Expense consists of director compensation to be settled in SVS, or SVS and cash.

    Our SBC expense may fluctuate from period to period to account for, among other things, new grants, forfeitures resulting from employee terminations or resignations, and the recognition of accelerated SBC expense for employees eligible for retirement (generally in the first quarter of the year associated with our annual grants). The portion of our employee SBC expense that relates to performance-based compensation is subject to adjustment in any period to reflect changes in the estimated level of achievement of pre-determined performance goals and financial targets.

We recorded a total of $31.5 million in favorable TRS FVAs related to our TRS Agreement in Q1 2024 in cost of sales and SG&A cumulatively, compared to $0.2 million of losses in Q1 2023, which we recorded in Miscellaneous Expense (Income). Prior to 2024, we did not designate our TRS Agreements and therefore, changes in fair values were recorded to Miscellaneous Expense (Income). See "Miscellaneous Expense (Income)" below.
Restructuring and other charges, net of recoveries:

We recorded the following restructuring and other charges (recoveries) for the periods indicated (in millions):

	Three months ended March 31
	2024	2023
Restructuring charges	$5.1	$4.3
Acquisition Costs	1.0	0.3
Other recoveries	(1.3)	—
	$4.8	$4.6
Restructuring charges:

    We perform ongoing evaluations of our business, operational efficiency and cost structure, and implement restructuring actions as we deem necessary.

    Our restructuring activities in Q1 2024 consisted primarily of actions to adjust our cost base to address reduced levels of demand in certain of our businesses and geographies.

We recorded cash restructuring charges of $4.4 million in Q1 2024, primarily for employee termination costs. We recorded $0.7 million in non-cash restructuring charges in Q1 2024, consisting primarily of accelerated depreciation of equipment related to disengaging programs. Approximately two-thirds of our restructuring charges in Q1 2024 pertained to our ATS segment. In Q1 2023, we recorded $4.3 million of cash restructuring charges (approximately two-thirds pertained to our ATS segment), primarily for employee termination costs, and nil non-cash restructuring charges. At March 31, 2024, our restructuring provision was $4.6 million (December 31, 2023 — $3.6 million), which we recorded in the current portion of provisions on our consolidated balance sheet.

    We may also implement additional future restructuring actions or divestitures as a result of changes in our business, the marketplace and/or our exit from less profitable, under-performing, non-core or non-strategic operations. In addition, an increase in the frequency of customers transferring business to our competitors, changes in the volumes they outsource, pricing pressures, or requests to transfer their programs among our sites or to lower-cost locations, may also result in our taking future restructuring actions. We may incur higher operating expenses during periods of transitioning programs within our network or to our competitors. Any such restructuring activities, if undertaken at all, could adversely impact our operating and financial results, and may require us to further adjust our operations.

Acquisition Costs:

    We incur consulting, transaction and integration costs relating to potential and completed acquisitions. We also incur charges or releases related to the subsequent re-measurement of indemnification assets or the release of indemnification or other liabilities recorded in connection with acquisitions, when applicable. Collectively, these costs, charges and releases are referred to as Acquisition Costs (Recoveries).

We recorded Acquisition Costs of $1.0 million in Q1 2024 related to potential acquisitions (Q1 2023 — $0.3 million).

Other recoveries:

Other recoveries in Q1 2024 consisted of legal recoveries in connection with the settlement of class action lawsuits (for component parts purchased in prior periods) in which we were a plaintiff.

Finance Costs:

    Finance Costs consist of interest expense and fees related to our credit facility (including debt issuance and related amortization costs), our interest rate swap agreements, our TRS Agreement, our A/R sales program, customer SFPs, and interest expense on our finance lease obligations, net of interest income earned. As described in "Miscellaneous Expense (Income)" below, our interest rate swaps that we entered into prior to 2024 did not qualify for hedge accounting, and as a result, the effects of our interest rate swaps were excluded from Finance Costs in 2023, but included in Finance Costs starting in 2024. During Q1 2024, we incurred Finance Costs of $14.0 million (Q1 2023 — $21.9 million). We incurred Finance Costs under our A/R sales agreement and customer SFPs of $1.0 million in Q1 2024 (Q1 2023 —$6.2 million). Interest expense under our credit facility, including the impact of our interest rate swap agreements recorded in Finance Costs (described under "Capital Resources" below) was $11.9 million in Q1 2024 (Q1 2023 — $14.2 million). For each quarter in 2023, the impact of the interest rate swaps was recorded in Miscellaneous Expense (Income).

The decrease in Finance Costs incurred in Q1 2024 compared to Q1 2023 was mainly due to lower Finance Costs incurred under our A/R sales agreement and customer SFPs, primarily as a result of lower aggregate amounts sold under these arrangements during Q1 2024 (approximately $118 million) compared to Q1 2023 (approximately $848 million).

Miscellaneous Expense (Income):

Miscellaneous Expense (Income) consists of: (i) certain net periodic benefit costs (credits) related to our pension and post-employment benefit plans consisting of interest costs and expected returns on pension balances, and amortization of actuarial gains or losses; and (ii) gains or losses related to our TRS Agreement and foreign currency forward exchange contracts and interest rate swaps that we entered into prior to 2024. Those derivative instruments were accounted for as either cash flow hedges (qualifying for hedge accounting) or economic hedges under IFRS. However, those contracts were not accounted for as such under GAAP until January 1, 2024. Certain gains and losses related to those contracts were recorded in Miscellaneous Expense (Income).

See note 11 to the Re-presented Q1 2024 Interim Financial Statements for details. Miscellaneous Expense (Income) for Q1 2024 totaled $6.6 million (Q1 2023 — $0.8 million).

Income taxes:

For Q1 2024, we had a net income tax expense of $13.4 million on earnings before tax of $105.2 million, compared to a net income tax expense of $12.6 million on earnings before tax of $33.2 million for Q1 2023.

Our Q1 2024 net income tax expense was favorably impacted by $5.6 million in reversals of tax uncertainties relating to one of our Asian subsidiaries, largely offset by a $4.5 million tax expense arising from taxable temporary differences associated with the anticipated repatriation of undistributed earnings (Repatriation Expense) from certain of our Asian subsidiaries. Taxable foreign exchange impacts were not significant in Q1 2024.

Our Q1 2023 net income tax expense was favorably impacted by $5.5 million in reversals of tax uncertainties in one of our Asian subsidiaries, partially offset by a $1.3 million Repatriation Expense from certain of our Chinese subsidiaries. Taxable foreign exchange impacts were not significant in Q1 2023.

We conduct business operations in a number of countries, including countries where tax incentives have been extended to encourage foreign investment or where income tax rates are low. Our effective tax rate can vary significantly from period to period for various reasons, including as a result of the mix and volume of business in various tax jurisdictions, and in jurisdictions with tax holidays, and tax incentives that have been negotiated with the respective tax authorities (see discussion below). Our effective tax rate can also vary due to the impact of restructuring charges, foreign exchange fluctuations, operating losses, cash repatriations, certain tax exposures, the time period in which losses may be used under tax laws and whether management believes it is probable that future taxable profit will be available to allow us to recognize deferred income tax assets.

Certain countries in which we do business grant tax incentives to attract and retain our business. Our tax expense could increase significantly if certain tax incentives from which we benefit are retracted, or are rendered ineffective as a result of Pillar Two legislation tax increases (described below). A retraction could occur if we fail to satisfy the conditions on which these tax incentives are based, or if they are not renewed or replaced upon expiration. Our tax expense could also increase if tax rates applicable to us in such jurisdictions are otherwise increased, or due to changes in legislation or administrative practices. Changes in our outlook in any particular country could impact our ability to meet the required conditions.

The Organization for Economic Cooperation and Development's international tax reform (Pillar Two legislation), which introduced a global minimum tax of 15%, has been enacted or substantively enacted in certain jurisdictions that we operate in, with similar legislation in other jurisdictions still to be finalized. Based on currently enacted legislation, we anticipate that Pillar Two legislation will impact our reporting periods beginning on or after January 1, 2025. However, as other jurisdictions that we operate in enact their Pillar Two legislation, we may be impacted for reporting periods during 2024 (retroactive to January 1, 2024). We currently estimate that if such legislation, as currently proposed (including Canada's draft Pillar Two legislation), becomes applicable for reporting periods commencing January 1, 2024, we would have cumulative incremental income taxes of approximately $12 million by the end of Q2 2024. However, the timing of global minimum tax legislation effectiveness and its impact on our tax expense cannot currently be estimated with certainty, and may differ materially from our expectations.

Our tax incentives currently consist of tax exemptions for the profits of our Thailand and Laos subsidiaries. We have the following four income tax incentives in Thailand: (i) a 5-year 50% income tax exemption that expires in 2027; (ii) an 8-year 100% income tax and distribution tax exemption that expires in 2028; (iii) a 6-year 100% income tax and distribution tax exemption that expires in 2028; and (iv) a 6-year 100% income tax and distribution tax exemption that expires in 2029. Our tax incentive in Laos allows for a 100% income tax exemption until 2025, and a reduced income tax rate of 8% thereafter. Upon full expiry of each of the incentives, taxable profits associated with such incentives become fully taxable. Our tax expense could increase significantly if certain of the foregoing tax incentives are retracted or expire.

In certain jurisdictions, primarily in the Americas and Europe, we currently have significant net operating losses and other deductible temporary differences, some of which we expect will be used to reduce taxable income in these jurisdictions in future periods, although not all are currently recognized as deferred tax assets. In addition, the tax benefits we are able to record related to restructuring charges and SBC expenses may be limited, as a significant portion of such amounts are incurred in jurisdictions with unrecognized loss carryforwards. Tax benefits we are able to record related to the accounting amortization of intangible assets are also limited based on the structure of our acquisitions. We review our deferred income tax assets at each reporting date and reduce them to the extent we believe it is no longer probable that we will realize the related tax benefits.

We develop our tax filing positions based upon the anticipated nature and structure of our business and the tax laws, administrative practices and judicial decisions currently in effect in the jurisdictions in which we have assets or conduct business, all of which are subject to change or differing interpretations, possibly with retroactive effect. We are subject to tax audits in various jurisdictions which could result in additional tax expense in future periods relating to prior results. Reviews by tax authorities generally focus on, but are not limited to, the validity of our inter-company transactions, including financing and transfer pricing policies which generally involve subjective areas of taxation and significant judgment. Any such increase in our income tax expense and related interest and/or penalties could have a significant adverse impact on our future earnings and future cash flows.

    In 2021, the Romanian tax authorities issued a final assessment in the aggregate amount of approximately 31 million Romanian leu (approximately $7 million at Q1 2024 period-end exchange rates), for additional income and value-added taxes for one of our Romanian subsidiaries for the 2014 to 2018 tax years. In order to advance our case to the appeals phase and reduce or eliminate potential interest and penalties, we paid the Romanian tax authorities the full amount assessed in 2021 (without agreement to all or any portion of such assessment). We believe that our originally-filed tax return positions are in compliance with applicable Romanian tax laws and regulations, and intend to vigorously defend our position through all necessary appeals or other judicial processes.

The successful pursuit of assertions made by any government authority, including tax authorities, could result in our owing significant amounts of tax or other reimbursements, interest and possibly penalties. We believe we adequately accrue for any probable potential adverse ruling. However, there can be no assurance as to the final resolution of any claims and any resulting proceedings. If any claims and any ensuing proceedings are determined adversely to us, the amounts we may be required to pay could be material, and in excess of amounts accrued.

Net earnings:

    Net earnings for Q1 2024 of $91.8 million increased $71.2 million compared to net earnings of $20.6 million for Q1 2023. This increase was primarily due to $64.8 million in higher gross profit, $9.9 million in lower SG&A, and $7.9 million in lower Finance Costs, offset in part by $4.4 million in higher R&D costs (to support the growth of our HPS business) and $5.8 million in higher Miscellaneous expense (income).

Liquidity and Capital Resources

Liquidity

    The following tables set forth key liquidity metrics for the periods indicated (in millions):

	March 31	December 31
	2024	2023
Cash and cash equivalents	$308.1	$370.4
Borrowings under credit facility*	632.3	608.9
* Excludes ordinary course L/Cs.

	Three months ended March 31
	2024	2023
Cash provided by operating activities	$108.1	$45.2
Cash used in investing activities	(40.4)	(33.1)
Cash used in financing activities	(130.0)	(67.9)
Changes in non-cash working capital items (included in operating activities above):
A/R	$(16.8)	$133.5
Inventories	152.7	(50.6)
Other current assets	(10.1)	8.5
A/P, accrued and other current liabilities, provisions and income taxes payable	(139.3)	(121.4)
Working capital changes	$(13.5)	$(30.0)

Cash provided by or used in operating activities:

In Q1 2024, we generated $108.1 million of cash from operating activities compared to $45.2 million in Q1 2023. The increase in cash from operating activities was primarily due to $71.2 million in higher net earnings (described in "Operating Results — Net earnings" above) and $16.5 million in lower working capital requirements, offset in part by $31.7 million in higher favorable TRS FVAs. TRS FVA gains were $31.5 million in Q1 2024 (a non-cash deduction from net earnings), compared to TRS FVA losses of $0.2 million in Q1 2023 (a non-cash add-back to net earnings). Lower working capital requirements for Q1 2024 compared to Q1 2023 primarily reflected a $203.3 million improvement in inventory cash flows, partially offset by a $150.3 million decrease in A/R cash flows and a $18.6 million decrease in other current assets cash flows. Inventory cash flows improved in Q1 2024 compared to Q1 2023, due to lower inventory levels at March 31, 2024 (driven by improvements in the availability of materials). The decrease in A/R cash flows in Q1 2024 compared to Q1 2023 was due to a higher A/R balance at March 31, 2024 (driven by higher revenue). The decrease in other current assets cash flows was primarily due to the timing of certain vendor advance payments. Also see "Finance Costs" above.

From time to time, we extend payment terms applicable to certain customers, and/or provide longer payment terms to new customers. To substantially offset the effect of extended payment terms for particular customers on our working capital, we participate in three customer SFPs, pursuant to which we sell A/R from such customers to third-party banks on an uncommitted basis to receive earlier payment. See "Summary of Q1 2024" above and "Liquidity — Cash requirements — Financing Arrangements" below for amounts of A/R sold under such arrangements at March 31, 2024 and December 31, 2023, and during Q1 2024 and Q1 2023.

Non-GAAP free cash flow:

    Non-GAAP free cash flow is a non-GAAP financial measure without a standardized meaning and may not be comparable to similar measures presented by other companies. We define non-GAAP free cash flow as cash provided by or used in operations after the purchase of property, plant and equipment (net of proceeds from the sale of certain surplus equipment and property, when applicable). Non-GAAP free cash flow does not represent residual cash flow available to the Company for discretionary expenditures. Management uses non-GAAP free cash flow as a measure, in addition to GAAP cash provided by or used in operations (described above), to assess our operational cash flow performance. We believe non-GAAP free cash flow provides another level of transparency to our ability to generate cash from normal operations.

    A reconciliation of non-GAAP free cash flow to cash provided by operating activities measured under GAAP is set forth below:

(in millions)	Three months ended March 31
	2024	2023
GAAP cash provided by operations	$108.1	$45.2
Purchase of property, plant and equipment, net of sales proceeds	(40.4)	(33.1)
Non-GAAP free cash flow	$67.7	$12.1

Our non-GAAP free cash flow of $67.7 million for Q1 2024 increased $55.6 million compared to $12.1 million for Q1 2023, primarily due to $62.9 million in higher cash generated from operations (as described above), partially offset by a $7.3 million increase in cash flows used to purchase property, plant and equipment (as described below).

Cash used in investing activities:

Our capital expenditures for Q1 2024 were $40.4 million (Q1 2023 — $33.1 million), primarily to enhance our manufacturing capabilities in various geographies and to support new customer programs. Approximately two-thirds of our Q1 2024 and approximately half of our Q1 2023 capital expenditures were related to our CCS segment. We fund our capital expenditures from cash on hand and through the financing arrangements described below.

Cash used in and provided by financing activities:

SVS repurchases:

See "Summary of Q1 2024" above for a table detailing our SVS repurchases for Q1 2024 and Q1 2023.

Financing and Finance Costs:

Credit Agreement

We are party to a credit agreement (Credit Facility) with Bank of America, N.A., as Administrative Agent, and the other lenders party thereto, which includes a term loan in the original principal amount of $350.0 million (Initial Term Loan), a term loan in the original principal amount of $365.0 million (Incremental Term Loan), and a $600.0 million revolving credit facility (Revolver). The Initial Term Loan and the Incremental Term Loan are collectively referred to as the Term Loans. In June 2023 (effective for all new interest periods for existing borrowings and all new subsequent borrowings), we amended the Credit Facility, via a sixth and seventh amendment thereto (the June 2023 Amendments), to replace LIBOR with the term Secured Overnight Financing Rate (SOFR) plus 0.1% (Adjusted Term SOFR).

The Initial Term Loan matures in June 2025. The Incremental Term Loan and the Revolver each mature in March 2025, unless either (i) the Initial Term Loan has been prepaid or refinanced or (ii) commitments under the Revolver are available and have been reserved to repay the Initial Term Loan in full, in which case the Incremental Term Loan and Revolver each mature in December 2026. Scheduled quarterly principal repayments under the Incremental Term Loan beyond the next four quarters and the outstanding balance under the Revolver were classified as non-current at March 31, 2024, as commitments under the Revolver are available and we have the right and ability to reserve such commitments to repay the Initial Term Loan in full, such that the maturity of the Incremental Term Loan and Revolver may be deferred to December 2026.

The Incremental Term Loan requires quarterly principal repayments of $4.5625 million, and each of the Term Loans requires a lump sum repayment of the remainder outstanding at maturity. The Initial Term Loan required quarterly principal repayments of $0.875 million, all of which were paid in prior years. We are also required to make annual prepayments of outstanding obligations under the Credit Facility (applied first to the Term Loans, then to the Revolver, in the manner set forth in the Credit Facility) ranging from 0% — 50% (based on a defined leverage ratio) of specified excess cash flow for the prior fiscal year. No prepayments based on excess cash flow were required in 2023, or will be required in 2024. In addition, prepayments of outstanding obligations under the Credit Facility (applied as described above) may also be required in the amount of specified net cash proceeds received above a specified annual threshold (including proceeds from the disposal of certain assets). No Credit Facility prepayments based on net cash proceeds were required in 2023, or will be required in 2024. Any outstanding amounts under the Revolver are due at maturity.

Activity under our Credit Facility during 2023 and Q1 2024 is set forth below:

(in millions)	Revolver	Term loans
Outstanding balances as of December 31, 2022	$—	$627.2
Amounts borrowed in Q1 2023	281.0	—
Amount repaid in Q1 2023	(281.0)	(4.5625)	(1)
Amounts borrowed in Q2 2023	200.0	—
Amount repaid in Q2 2023	(200.0)	(4.5625)	(1)
Amounts borrowed in Q3 2023	140.0	—
Amount repaid in Q3 2023	(140.0)	(4.5625)	(1)
Amounts borrowed in Q4 2023	270.0	—
Amount repaid in Q4 2023	(270.0)	(4.5625)	(1)
Outstanding balances as of December 31, 2023	$—	$608.9
Amounts borrowed in Q1 2024	285.0	—
Amount repaid in Q1 2024	(257.0)	(4.5625)	(1)
Outstanding balances as of March 31, 2024	$28.0	$604.3
(1)    Amounts repaid in each quarter represent scheduled quarterly principal repayments under the Incremental Term Loan.

Interest we paid under the Credit Facility, including the impact of our interest rate swap agreements recorded in Finance Costs and Miscellaneous Expense (described below), was $11.4 million in Q1 2024 (Q1 2023 — $12.2 million). Finance Costs we paid under our A/R sales program and customer SFPs decreased in Q1 2024 ($1.0 million) compared to Q1 2023 ($6.2 million), mainly due to the impact of approximately $730 million in lower aggregate amounts sold under such programs during Q1 2024 compared to Q1 2023. Any increase in prevailing interest rates, margins, or amounts borrowed under our Credit Facility (intra-quarter or otherwise) or amounts sold under our A/R sales program and customer SFPs, would cause our interest payments to increase. Commitment fees paid in Q1 2024 were $0.5 million (Q1 2023 — $0.3 million). Interest rates for outstanding borrowings under the Credit Facility as of March 31, 2024 are described under "Capital Resources" below. Finance costs paid (excluding debt issuance costs), are included in cash provided by or used in operations. Debt issuance costs paid are included in financing activities.

See "Operating Results — Finance Costs" above for a description of Finance Costs incurred in Q1 2024 and Q1 2023.

Principal payments of finance leases:

During Q1 2024, we paid $2.5 million (Q1 2023 — $2.9 million) in principal payment of finance leases.

Proceeds from partial TRS settlement:

In February 2024, we terminated a portion of the TRS Agreement by reducing the then-current notional amount thereunder by 1.25 million SVS. In connection therewith, we received $32.3 million from the relevant counterparty, which we recorded in cash provided by financing activities in our consolidated statement of cash flows for Q1 2024. See note 14 to the Re-presented Q1 2024 Interim Financial Statements for further detail.

Cash requirements:

Our working capital requirements can vary significantly from month-to-month due to a range of business factors, including the ramping of new programs, expansion of our services and business operations, timing of purchases, higher levels of inventory for new programs and anticipated customer demand, timing of payments and A/R collections, and customer forecasting variations. The international scope of our operations may also create working capital requirements in certain countries while other countries generate cash in excess of working capital needs. Moving cash between countries on a short-term basis to fund working capital is not always expedient due to local currency regulations, tax considerations, and other factors. As a result, we typically make Intra-Quarter B/Rs, sell A/R through our A/R sales program, and participate in customer SFPs, when permitted. We believe that our combined use of A/R sales and Intra-Quarter B/Rs is an effective way to manage our short-term liquidity and working capital requirements. The timing and the amounts we borrow or repay under these facilities can vary significantly from month-to-month depending upon our cash requirements. See the Credit Facility activity table above and "Financing Arrangements" below. Due to lower working capital requirements in Q1 2024, as well as lower inventory levels we maintained given supply chain improvements, we decreased aggregate A/R sales through our A/R sales program and customer SFPs in Q1 2024 compared to Q1 2023. See "Cash used in and provided by financing activities — Financing and Finance Costs" above and "Financing Arrangements" below.

Based on our current cash flow budgets and forecasts of our short-term and long-term liquidity needs, we continue to believe that our current and projected sources of liquidity will be sufficient to fund our anticipated liquidity needs for the next twelve months and beyond. Specifically, we believe that cash flow from operating activities, together with cash on hand, availability under the Revolver ($561.5 million at March 31, 2024), potential availability under uncommitted intraday and overnight bank overdraft facilities, and cash from accepted sales of A/R, will be sufficient to fund our anticipated working capital needs, planned capital spending, contractual obligations and other cash requirements (including any required SBC share repurchases, debt repayments and Finance Costs). See "Capital Resources" below. Notwithstanding the foregoing, although we anticipate that we will be able to repay or refinance outstanding obligations under our Credit Facility when they mature (our primary current long-term cash liquidity requirement), there can be no assurance we will be able to do so, or that the terms of any refinancing will be favorable. In addition, we may require additional capital in the future to fund capital expenditures, acquisitions (including contingent consideration payments), strategic transactions or other investments. We will continue to assess our liquidity position and potential sources of supplemental liquidity in view of our objectives, operating performance, economic and capital market conditions and other relevant circumstances. Our operating performance may also be affected by matters discussed under Item 3(D), Key Information — Risk Factors in our 2023 20-F. These risks and uncertainties may adversely affect our long-term liquidity.

There have been no material changes to the information set forth under "Contractual Obligations" and "Additional Commitments" of the "Liquidity" section of Item 5 of our 2023 20-F.

Financing Arrangements:

    See "Liquidity — Cash used in and provided by financing activities— Financing and Finance Costs" above for our contractual repayment obligations under the Credit Facility, as well as interest and commitment fees paid in Q1 2024 and Q1 2023. Annual interest expense and fees under the Credit Facility, including the impact of our interest rate swap agreements, based on amounts and swap agreements outstanding as of March 31, 2024, are approximately $47 million. Interest rates applicable to outstanding borrowings under the Credit Facility are described under "Capital Resources" below.

    We do not believe that the aggregate amounts outstanding under our Credit Facility at March 31, 2024 ($604.3 million under the Term Loans, $28.0 million under the Revolver and $10.5 million in ordinary course L/Cs) had or will have a material adverse impact on our liquidity, our results of operations or financial condition (unless our debt obligations mature without refinancing). In addition, we do not believe that Intra-Quarter B/Rs have had (or future Intra-Quarter B/Rs will have) a material adverse impact on our liquidity, results of operations or financial condition. See "Capital Resources" below for a description of our available sources of liquidity.

However, our current outstanding indebtedness, and the mandatory prepayment provisions of the Credit Facility (described above), require us to use a portion of our cash flow to service such debt, and may reduce our ability to fund future acquisitions and/or to respond to unexpected capital requirements; limit our ability to obtain additional financing for future investments, working capital, or other corporate purposes; limit our ability to refinance our indebtedness on terms acceptable to us or at all; limit our flexibility to plan for and adjust to changing business and market conditions; increase our vulnerability to general adverse economic and industry conditions; and/or reduce our debt agency ratings. Existing or increased third-party indebtedness could have a variety of other adverse effects, including: (i) default and foreclosure on our assets if refinancing is unavailable on acceptable terms and we have insufficient funds to repay the debt obligations when due; and (ii) acceleration of such indebtedness or cross-defaults if we breach applicable financial or other covenants and such breaches are not waived.

    The Credit Facility contains restrictive covenants that limit our ability to engage in specified types of transactions, and prohibit share repurchases for cancellation if our leverage ratio (as defined in such facility) exceeds a specified amount, as well as specified financial covenants (described in "Capital Resources" below). Currently, we expect to remain in compliance with our Credit Facility covenants. However, our ability to maintain compliance with applicable financial covenants will depend on our ongoing financial and operating performance, which, in turn, may be impacted by economic conditions and financial, market, and competitive factors, many of which are beyond our control. A breach of any such covenants could result in a default under the instruments governing our indebtedness.

As at March 31, 2024, in addition to ordinary course L/Cs, $28.0 million was outstanding under the Revolver (December 31, 2023 — nil). See the Credit Facility activity table under "Financing and Finance Costs — Credit Agreement" above for Intra-Quarter B/Rs during recent periods. At March 31, 2024, $11.6 million of A/R were sold under our A/R sales program (December 31, 2023 — nil sold). In order to offset the impact of extended payment terms for particular customers on our working capital, we also participate in three customer SFPs, pursuant to which we sell A/R from such customers to third-party banks on an uncommitted basis to receive earlier payment. At March 31, 2024, we sold $65.2 million of A/R under the SFPs (December 31, 2023 — $18.6 million sold). We sold an aggregate of approximately $118 million during Q1 2024 (Q1 2023 — $848 million) under our A/R sales program and customer SFPs, in each case through one or more tranches of sales within each quarter. See "Capital Resources" below for a description of our A/R sales program and SFPs. We vary the amounts we offer to sell under our A/R sales program and customer SFPs depending on our short-term ordinary course cash requirements.

We expect to fund our Finance Costs with cash on hand.

TRS:

We are party to the TRS Agreement with a third-party bank with respect to an original notional amount of 3.0 million of our SVS (Original Notional Amount) to manage our cash flow requirements and exposure to fluctuations in the price of our SVS in connection with the settlement of certain outstanding equity awards under our SBC plans. The counterparty under the TRS Agreement is obligated to make a payment to us upon its termination (in whole or in part) or expiration (Settlement) based on the increase (if any) in the value of the TRS (as defined in the TRS Agreement) over the agreement's term, in exchange for periodic payments made by us based on the counterparty's SVS purchase costs and SOFR plus a specified margin. Similarly, if the value of the TRS (as defined in the TRS Agreement) decreases over the term of the TRS Agreement, we are obligated to pay the counterparty the amount of such decrease upon Settlement. The change in value of the TRS is determined by comparing the average amount realized by the counterparty upon the disposition of purchased SVS to the average amount paid for such SVS. In each of September 2023 and February 2024, we terminated a portion of the TRS Agreement by reducing the Original Notional Amount by 0.5 million SVS and 1.25 million SVS, respectively, and received $5.0 million and $32.3 million from the counterparty in connection therewith, respectively, which we recorded in cash provided by financing activities in our consolidated statement of cash flows. As the interest payments under the TRS Agreement will vary from period to period and the value of our SVS upon Settlement cannot be ascertained in advance, we cannot determine future interest and/or other payments that may be payable by (or to) us with respect to our TRS Agreement. We expect to fund required payments under our TRS Agreement from cash on hand.

Repatriations:

As at March 31, 2024, a significant portion of our cash and cash equivalents was held by foreign subsidiaries outside of Canada, a large part of which may be subject to withholding taxes upon repatriation under current tax laws. Cash and cash equivalents held by subsidiaries, which we do not intend to repatriate in the foreseeable future, are not subject to these withholding taxes. In Q1 2024, we repatriated approximately $92 million in cash from various of our foreign subsidiaries, which was not subject to withholding taxes. We currently expect to repatriate an aggregate of approximately $63 million of cash in the foreseeable future from various foreign subsidiaries, and have recorded anticipated related withholding taxes as deferred income tax liabilities (approximately $6 million). While some of our subsidiaries are subject to local governmental restrictions on the flow of capital into and out of their jurisdictions (including in the form of cash dividends, loans or advances to us), which is required or desirable from time to time to meet our international working capital needs and other business objectives (as described above), these restrictions have not had (and are not reasonably likely to have) a material impact on our ability to meet our cash obligations. At March 31, 2024, we had approximately $234 million (December 31, 2023 — $285 million) of cash and cash equivalents held by foreign subsidiaries outside of Canada that we do not intend to repatriate in the foreseeable future.

Capital Expenditures:

Our capital spending varies each period based on, among other things, the timing of new business wins and forecasted sales levels. We currently estimate capital spending for 2024 will be between 1.75% to 2.25% of revenue, and expect to fund these expenditures from cash on hand and through the financing arrangements described below under "Capital Resources."

SVS Repurchases:

We have funded and intend to continue to fund our SVS repurchases under our NCIBs from cash on hand, borrowings under the Revolver, or a combination thereof. We have funded, and expect to continue to fund, SVS repurchases to satisfy delivery obligations under SBC plan awards from cash on hand. The timing of, and the amounts paid for, these repurchases can vary from period to period. See "Summary of Q1 2024" above.

Restructuring Provision:

At March 31, 2024, our restructuring provision was $4.6 million, which we intend to fund from cash on hand.

Lease Obligations:

At March 31, 2024, we recognized a total of $202.6 million in operating and finance lease liabilities (December 31, 2023 — $176.5 million). In addition to these lease liabilities, we have commitments under additional real property leases not recognized as liabilities as of March 31, 2024 because such leases had not yet commenced. A description of, and minimum lease obligations under, these leases are disclosed in note 24 to the 2023 AFS. All lease obligations are expected to be funded with cash on hand and through the financing arrangements described below under "Capital Resources."

Litigation and contingencies (including indemnities):

In the normal course of our operations, we may be subject to lawsuits, investigations and other claims, including environmental, labor, product, customer disputes, and other matters. Management believes that adequate provisions have been recorded where required. Although it is not always possible to estimate the extent of potential costs, if any, management believes that the ultimate resolution of all such pending matters will not have a material adverse impact on our financial performance, financial position or liquidity. See "Operating Results — Income Taxes" above for a description of an ongoing Romanian income and value-added tax matter.

We provide routine indemnifications, the terms of which range in duration and scope, and often are not explicitly defined, including for third-party intellectual property infringement, certain negligence claims, and for our directors and officers. We have also provided indemnifications in connection with the sale of certain assets, and the underwritten secondary public offerings completed by Onex Corporation (Onex) in each of June and August 2023. The maximum potential liability from these indemnifications cannot be reasonably estimated. In some cases, we have recourse against other parties or insurance to mitigate our risk of loss from these indemnifications. Historically, we have not made significant payments relating to these types of indemnifications.

Capital Resources

Our capital resources consist of cash provided by operating activities, access to the Revolver, uncommitted intraday and overnight bank overdraft facilities, an uncommitted A/R sales program, three uncommitted SFPs, and our ability to issue debt or equity securities. We regularly review our borrowing capacity and make adjustments, as permitted, for changes in economic conditions and changes in our requirements. We centrally manage our funding and treasury activities in accordance with corporate policies, and our main objectives are to ensure appropriate levels of liquidity, to have funds available for working capital or other investments we determine are required to grow our business, to comply with debt covenants, to maintain adequate levels of insurance, and to balance our exposures to market risks.

At March 31, 2024, we had cash and cash equivalents of $308.1 million (December 31, 2023 — $370.4 million), the majority of which were denominated in U.S. dollars. Our cash and cash equivalents are subject to intra-quarter swings, generally related to the timing of A/R collections, inventory purchases and payments, and other capital uses.

    As of March 31, 2024, an aggregate of $604.3 million was outstanding under the Term Loans, and in addition to ordinary course L/Cs, $28.0 million was outstanding under the Revolver (December 31, 2023 — $608.9 million outstanding under the Term Loans, and other than ordinary course L/Cs, no amounts outstanding under the Revolver). See "Liquidity — Cash used in and provided by financing activities — Financing and Finance Costs" above for a discussion of amounts borrowed and repaid under our Credit Facility during 2023 and Q1 2024. Except under specified circumstances, and subject to the payment of breakage costs (if any), we are generally permitted to make voluntary prepayments of outstanding amounts under the Revolver and the Term Loans without any other premium or penalty. Repaid amounts on the Term Loans may not be re-borrowed. Repaid amounts on the Revolver may be re-borrowed. As of March 31, 2024, we had $561.5 million available under the Revolver for future borrowings, reflecting outstanding L/Cs and Revolver borrowings (December 31, 2023 — $589.5 million of availability).

    The Credit Facility has an accordion feature that allows us to increase the Term Loans and/or commitments under the Revolver by $150.0 million, plus an unlimited amount to the extent that a specified leverage ratio on a pro forma basis does not exceed specified limits, in each case on an uncommitted basis and subject to the satisfaction of certain terms and conditions. See Item 5 - "Capital Resources" of the 2023 20-F and note 11 to the 2023 AFS for a description of permitted uses for the Revolver, a $50.0 million sub-limit for swing-line loans, and a $150.0 million sub-limit for L/Cs thereunder. See note 7 to the Re-presented Q1 2024 Interim Financial Statements for a description of the range of interest rates, margins and commitment fees applicable to borrowings under the Credit Facility.

As of March 31, 2024, the Initial Term Loan bears interest at Adjusted Term SOFR plus 2.125%, and the Incremental Term Loan bears interest at Adjusted Term SOFR plus 1.75%.

    In order to partially hedge against our exposure to interest rate variability on our Term Loans, we have entered into various agreements with third-party banks to swap the variable interest rate with a fixed rate of interest. At March 31, 2024, we had: (i) interest rate swaps hedging the interest rate risk associated with $100.0 million of our Initial Term Loan borrowings that expire in June 2024 (Initial Swaps); (ii) interest rate swaps hedging the interest rate risk associated with $100.0 million of our Initial Term Loan borrowings (and any subsequent term loans replacing the Initial Term Loan), for which the cash flows commence upon the expiration of the Initial Swaps and continue through December 2025; (iii) interest rate swaps hedging the interest rate risk associated with $100.0 million of our Incremental Term Loan borrowings that expire in December 2025 (Incremental Swaps); and (iv) interest rate swaps hedging the interest rate risk associated with an additional $130.0 million of our Incremental Term Loan borrowings that expire in December 2025 (Additional Incremental Swaps). The option to cancel up to $50.0 million of the notional amount of the Additional Incremental Swaps from January 2024 through October 2025 was terminated in January 2024. We amended our Credit Facility in June 2023 to replace LIBOR with Adjusted Term SOFR (described above). All of our interest rate swap agreements were similarly amended in June 2023. None of these amendments (individually or in the aggregate) had a significant impact on our consolidated financial statements.

At March 31, 2024, the interest rate risk related to $302.3 million of borrowings under the Credit Facility was unhedged, consisting of $274.3 million unhedged amounts outstanding under the Term Loans (December 31, 2023 — $278.9 million) and $28.0 million, in addition to ordinary course L/Cs, outstanding under the Revolver (December 31, 2023 — nil).

    We are required to comply with certain restrictive covenants under the Credit Facility, including those relating to the incurrence of certain indebtedness, the existence of certain liens, the sale of certain assets, specified investments and payments, sale and leaseback transactions, and certain financial covenants relating to a defined interest coverage ratio and leverage ratio that are tested on a quarterly basis. At March 31, 2024, we were in compliance with all restrictive and financial covenants under the Credit Facility. Our Credit Facility also prohibits share repurchases for cancellation if our leverage ratio (as defined in such facility) exceeds a specified amount (Repurchase Restriction). The Repurchase Restriction is not currently in effect, nor was it in effect during Q1 2024 or at March 31, 2024. The obligations under the Credit Facility are guaranteed by us and certain specified subsidiaries. Subject to specified exemptions and limitations, all assets of the guarantors are pledged as security for the obligations under the Credit Facility. The Credit Facility contains customary events of default. If an event of default occurs and is continuing (and is not waived), the Administrative Agent may declare all amounts outstanding under the Credit Facility to be immediately due and payable and may cancel the lenders’ commitments to make further advances thereunder. In the event of a payment or other specified defaults, outstanding obligations accrue interest at a specified default rate.

    At March 31, 2024, we had $10.5 million outstanding in L/Cs under the Revolver (December 31, 2023 — $10.5 million). We also arrange L/Cs and surety bonds outside of the Revolver. At March 31, 2024, we had $21.2 million of such L/Cs and surety bonds outstanding (December 31, 2023 — $16.5 million).

    At March 31, 2024, we also had a total of $198.5 million in uncommitted bank overdraft facilities available for intraday and overnight operating requirements (December 31, 2023 — $198.5 million). There were no amounts outstanding under these overdraft facilities at March 31, 2024 or December 31, 2023.

We are party to an agreement with a third-party bank to sell up to $450.0 million in A/R on an uncommitted, revolving basis, subject to pre-determined limits by customer. This agreement provides for automatic annual one-year extensions. This agreement may be terminated at any time by the bank or by us upon 3 months' prior notice, or by the bank upon specified defaults. We also participate in three customer SFPs, pursuant to which we sell A/R from the relevant customer to third-party banks on an uncommitted basis to receive earlier payment (substantially offsetting the effect of such customer's extended payment terms on our working capital for the period). The SFPs have indefinite terms and may be terminated at any time by the customer or by us upon specified prior notice. A/R are sold under these arrangements net of discount charges. See note 4 to the Re-presented Q1 2024 Interim Financial Statements for further detail. As our A/R sales program and the SFPs are on an uncommitted basis, there can be no assurance that any of the banks will purchase any of the A/R we intend to sell to them thereunder. However, as the A/R that we offer to sell under these programs are largely from customers we deem to be creditworthy, we believe that such offers will continue to be accepted. See "Liquidity — Cash requirements — Financing Arrangements" above for a description of A/R amounts sold under these arrangements at March 31, 2024 and December 31, 2023, and during Q1 2024 and Q1 2023.

The timing and the amounts we borrow and repay under our Revolver (including Intra-Quarter B/Rs) and overdraft facilities, or sell under the SFPs or our A/R sales program, can vary significantly from month-to-month depending on our working capital and other cash requirements. See "Operating Results — Finance Costs" and "Liquidity — Cash used in and provided by financing activities — Financing and Finance Costs" and "Liquidity — Cash requirements — Financing Arrangements" above.

    Our strategy on capital risk management has not changed significantly since the end of 2023. Other than the restrictive and financial covenants associated with our Credit Facility noted above, we are not subject to any contractual or regulatory capital requirements. While some of our international operations are subject to government restrictions on the flow of capital into and out of their jurisdictions, these restrictions have not had a material impact on our operations or cash flows.

Financial instruments and financial risks:

We are exposed to a variety of risks associated with financial instruments and otherwise. Except as set forth below, there have been no material changes to our primary market risk exposures or our management of such exposures during Q1 2024 from the end of 2023.

Currency risk: We enter into foreign currency forward contracts to hedge our cash flow exposures and swaps to hedge our monetary asset and liability exposures, generally for periods of up to 12 months, and to lock in the exchange rates for future foreign currency transactions, which is intended to reduce the foreign currency risk related to our operating costs and future cash flows denominated in local currencies. The aggregate fair value of the outstanding contracts at March 31, 2024 was a net unrealized loss of $7.5 million (December 31, 2023 — net unrealized gain of $6.5 million), resulting from fluctuations in foreign exchange rates between the contract execution and the period-end date.

Equity price risk: See "Liquidity — Cash requirements — TRS" above for a description of the TRS Agreement. If the value of the TRS (as defined in the TRS Agreement) decreases over the term of the TRS Agreement, we are obligated to pay the counterparty the amount of such decrease upon Settlement. As a result, the TRS Agreement is subject to equity price risk. By the end of Q1 2023, the counterparty to the TRS had acquired the entire Original Notional Amount at a weighted average price of $12.73 per share. In each of September 2023 and February 2024, we terminated a portion of the TRS Agreement by reducing the Original Notional Amount by 0.5 million SVS and 1.25 million SVS, respectively. As of March 31, 2024, the fair value of the TRS Agreement was an unrealized gain of $39.8 million (December 31, 2023 — $40.6 million), which we recorded in other current assets on our consolidated balance sheet. A one dollar decrease in our SVS price would decrease the value of the TRS as of March 31, 2024 by $1.3 million.

Interest rate risk: Borrowings under the Credit Facility bear interest at specified rates, plus specified margins (described in note 7 to our Re-presented Q1 2024 Interim Financial Statements), and expose us to interest rate risk due to the potential variability of market interest rates. In order to partially hedge against our exposure to interest rate variability on our Term Loans, we have entered into various agreements with third-party banks to swap the variable interest rate with a fixed rate of interest for a portion of the borrowings under our Term Loans (described above). At March 31, 2024, the fair value of our interest rate swap agreements was an unrealized gain of $14.2 million (December 31, 2023 — an unrealized gain of $13.2 million). The increase in the fair value of the swaps is a result of changes in market expectations with respect to future interest rate movements relative to the fixed rates under our interest rate swaps, partially offset by the swap interest payments settled in the quarter. A further increase in forward interest rates would cause an additional increase in the amount of the gain. A one-percentage point increase in relevant interest rates would increase interest expense, based on outstanding borrowings under the Credit Facility at March 31, 2024, by $3.0 million annually, including the impact of our interest rate swap agreements, and by $6.3 million annually, without accounting for such agreements.

Related Party Transactions

For a discussion of prior related party arrangements and transactions involving the Company and Onex, our former controlling shareholder, see "Recent Developments — Secondary Offerings and Related Matters" and "Related Party Transactions" in Item 5 of our 2023 20-F. Other than our indemnification agreements in favor of Onex in connection with its underwritten secondary public offerings of our SVS in each of June and August 2023, all such arrangements and transactions have terminated, and Onex is no longer a related party.

Outstanding Share Data

As of April 19, 2024, we had 118,805,774 outstanding SVS and no outstanding MVS. As of such date, we also had 70,888 outstanding stock options, 2,717,603 outstanding RSUs, 3,249,831 outstanding PSUs assuming vesting of 100% of the target amount granted (PSUs that will vest range from 0% to 200% of the target amount granted), and 799,449 outstanding DSUs; each vested option or unit entitling the holder thereof to receive one SVS (or in certain cases, cash) pursuant to the terms thereof, subject to certain time or performance-based vesting conditions.

Controls and Procedures

Evaluation of disclosure controls and procedures:

Our management is responsible for establishing and maintaining a system of disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the U.S. Exchange Act) designed to ensure that information we are required to disclose in the reports that we file or submit under the U.S. Exchange Act is recorded, processed, summarized and reported within the time periods specified in the U.S. Securities and Exchange Commission's rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by an issuer in the reports that it files or submits under the U.S. Exchange Act is accumulated and communicated to the issuer’s management, including its principal executive officer or officers and principal financial officer or officers, or persons performing similar functions, as appropriate, to allow timely decisions regarding required disclosure.

Management, under the supervision of and with the participation of our principal executive officer and principal financial officer, has evaluated the effectiveness of the design and operation of our disclosure controls and procedures as of March 31, 2024. Based on that evaluation, our principal executive officer and principal financial officer have concluded that, as of March 31, 2024, our disclosure controls and procedures are effective to meet the requirements of Rules 13a-15(e) and 15d-15(e) under the U.S. Exchange Act.

A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that its objectives are met. Due to inherent limitations in all such systems, no evaluation of controls can provide absolute assurance that all control issues within a company have been detected. Accordingly, our disclosure controls and procedures are designed to provide reasonable, not absolute, assurance that the objectives of our disclosure control system are met.

Changes in internal control over financial reporting:

We did not identify any change in our internal control over financial reporting in connection with our evaluation thereof that occurred during Q1 2024 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

Unaudited Quarterly Financial Highlights

Q1 2024 compared to Q4 2023:

    Total revenue for Q1 2024 increased $68.4 million or 3% compared to Q4 2023. Compared to the previous quarter, ATS segment revenue decreased $35.0 million (4%) in Q1 2024 mainly due to demand softness in our Industrial business. CCS segment revenue increased $103.4 million (8%) in Q1 2024 compared to Q4 2023. Communications end market revenue increased $46.6 million (6%) sequentially, primarily due to demand increases for networking products from hyperscaler customers. Enterprise end market revenue increased $56.8 million (9%) sequentially, due to demand increases for AI/ML compute products from hyperscaler customers. Gross profit for Q1 2024 decreased sequentially by $1.1 million. Gross margin decreased to 10.1% in Q1 2024 from 10.4% in Q4 2023 due to greater production efficiencies and material cost savings in Q4 2023. CCS segment income for Q1 2024 of $98.7 million increased $8.1 million from Q4 2023 driven by volume leverage and production efficiencies, and CCS segment margin was flat at 6.8% in Q1 2024 and Q4 2023. ATS segment income for Q1 2024 of $31.9 million decreased by $5.8 million from Q4 2023 as the effect of decreased pricing and higher ATS inventory provisions in Q1 2024 was partially offset by the effect of favorable mix. ATS segment margin decreased to 4.2% in Q1 2024 from 4.7% in Q4 2023. Net earnings for Q1 2024 of $91.8 million was relatively flat compared to net earnings of $91.6 million for Q4 2023.

Q1 2024 compared to Guidance:

For a comparison of our previously provided Q1 2024 guidance prepared with reference to International Financial Reporting Standards (IFRS) to our Q1 2024 results prepared with reference to IFRS, refer to our original MD&A filed under the Company’s profile on SEDAR+ at www.sedarplus.ca and on EDGAR at www.sec.gov on April 25, 2024.

Non-GAAP Financial Measures

     Management uses non-GAAP financial measures (including ratios based on GAAP financial measures) described herein to (i) assess operating performance, financial leverage and the effective use and allocation of resources, (ii) provide more normalized period-to-period comparisons of operating results, (iii) enhance investors' understanding of the core operating results of our business and (iv) set management incentive targets. We believe the non-GAAP financial measures herein enable investors to evaluate and compare our results from operations by excluding specific items that we do not consider to be reflective of our core operations, to evaluate cash resources that we generate from our business each period, to analyze operating results using the same measures our chief operating decision makers use to measure performance, and to help compare our results with those of our competitors. In addition, management believes that the use of adjusted tax expense and adjusted effective tax rate provides additional transparency into the tax effects of our core operations, and are useful to management and investors for historical comparisons and forecasting. These non-GAAP financial measures reflect management’s belief that the excluded items are not indicative of our core operations. We believe investors use both GAAP and non-GAAP financial measures to assess management's decisions associated with our priorities and capital allocation, as well as to analyze how our business operates in, or responds to, macroeconomic trends or other events that impact our core operations.

Non-GAAP financial measures do not have any standardized meaning prescribed by GAAP and therefore may not be directly comparable to similar measures presented by other companies.

Non-GAAP financial measures are not measures of performance under GAAP and should not be considered in isolation or as a substitute for any GAAP financial measure. Reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures are below.

    The following non-GAAP financial measures are included in this MD&A: adjusted gross profit, adjusted SG&A, adjusted operating earnings (or adjusted EBIAT), and each of the foregoing measures as a percentage of revenue, adjusted net earnings, adjusted EPS, adjusted ROIC, free cash flow, adjusted tax expense and adjusted effective tax rate.

Our non-GAAP financial measures are calculated by making the following adjustments as applicable to our GAAP financial measures:

Employee SBC expense, which represents the estimated fair value of stock options, restricted share units and performance share units granted to employees, is excluded because grant activities vary significantly from quarter-to-quarter in both quantity and fair value. We believe excluding this expense allows us to compare core operating results with those of our competitors, who also generally exclude employee SBC expense in assessing operating performance, and may have different granting patterns, equity awards, and different valuation assumptions.

Total return swap fair value adjustments (TRS FVAs) represent mark-to-market adjustments to our TRS Agreement, as the TRS Agreement is re-measured at fair value at each quarter end. We exclude the impact of these non-cash fair value adjustments (which reflect fluctuations in the market price of our shares recorded in cost of sales, SG&A, or Miscellaneous Expenses (Income)) from period to period as such fluctuations do not represent our ongoing operating performance. In addition, we believe that excluding these non-cash adjustments permits a helpful comparison of our core operating results to our competitors. In accordance with GAAP, TRS FVAs prior to 2024 were recorded in Miscellaneous Expense (Income). Commencing in 2024, the TRS Agreement was treated as an economic hedge with the TRS FVAs recorded in cost of sales and SG&A.

Transitional hedge reclassifications and adjustments related to foreign currency forward exchange contracts (FCC Transitional ADJ) and interest rate swaps (IRS Transitional ADJ) were both specifically driven by our transition from IFRS to GAAP. For the purpose of determining our non-GAAP measures, FCC Transitional ADJ were made to cost of sales and SG&A and IRS Transitional ADJ are made to finance costs. Our foreign currency forward exchange contracts and interest rate swaps that we entered prior to 2024 were accounted for as either cash flow hedges (qualified for hedge accounting) or economic hedges under IFRS. However, those contracts were not accounted for as such under GAAP until January 1, 2024, resulting in FCC Transitional ADJ and IRS Transitional ADJ. Had we been able to designate those foreign currency forward exchange contracts and interest rate swaps under GAAP from their inception, they would have qualified as cash flow or economic hedges under GAAP, and no FCC Transitional ADJ or IRS Transitional ADJ would have been required under GAAP. FCC Transitional ADJ and IRS transitional ADJ are not reflective of the on-going operational impacts of our hedging activities and are excluded in assessing operating performance.

Amortization of intangible assets (excluding computer software) consist of non-cash charges for intangible assets that are impacted by the timing and magnitude of acquired businesses. Amortization of intangible assets varies among our competitors, and we believe that excluding these charges permits a helpful comparison of core operating results to our competitors who also generally exclude amortization charges in assessing operating performance.

Restructuring and Other Charges (Recoveries) consist of, when applicable: Restructuring Charges (Recoveries) (defined below); Transition Costs (Recoveries) (defined below); consulting, transaction and integration costs related to potential and completed acquisitions; legal settlements (recoveries); in Q2 2023 and Q3 2023, costs associated with the conversion and underwritten public sale of our shares by Onex Corporation (Onex), our then-controlling shareholder, and commencing in Q2 2023, related costs pertaining to our transition as a U.S. domestic filer. We exclude these charges and recoveries because we believe that they are not directly related to ongoing operating results and do not reflect our expected future operating expenses after completion of the relevant actions. Our competitors may record similar items at different times, and we believe these exclusions permit a helpful comparison of our core operating results with those of our competitors who also generally exclude these items in assessing operating performance.

Restructuring Charges (Recoveries), consist of costs or recoveries relating to: employee severance, lease terminations, site closings and consolidations, accelerated depreciation of owned property and equipment which are no longer used and are available for sale, and reductions in infrastructure.

    Transition Costs (Recoveries) consist of costs and recoveries in connection with: (i) the transfer of manufacturing lines from closed sites to other sites within our global network; (ii) the sale of real properties unrelated to restructuring actions (Property Dispositions); and (iii) specified charges or recoveries related to the Purchaser Lease (defined below). Transition Costs consist of direct relocation and duplicate costs (such as rent expense, utility costs, depreciation charges, and personnel costs) incurred during the transition periods, as well as cease-use and other costs incurred in connection with idle or vacated portions of the relevant premises that we would not have incurred but for these relocations, transfers and dispositions. As part of our 2019 Toronto real property sale, we entered into a related 10-year lease for our then-anticipated headquarters (Purchaser

Lease). In November 2022, we extended the lease (on a long-term basis) on our current corporate headquarters due to several Purchaser Lease commencement date delays. In Q3 2023, we executed a sublease for a portion of the leased space under the Purchaser Lease. We record charges related to the sublet of the Purchaser Lease (which commenced in June 2024) as Transition Costs. We believe that excluding Transition Costs and Recoveries permits a helpful comparison of our core operating results from period-to-period, as they do not reflect our ongoing operations once these specified events are complete.

    Miscellaneous Expense (Income) consists primarily of: (i) certain net periodic benefit costs (credits) related to our pension and post-employment benefit plans consisting of interest costs and expected returns on pension balances, and amortization of actuarial gains or losses; and (ii) gains or losses related to our TRS Agreement and foreign currency forward exchange contracts and interest rate swaps that we entered into prior to 2024. Those derivative instruments were accounted for as either cash flow hedges (qualifying for hedge accounting) or economic hedges under IFRS. However, those contracts were not accounted for as such under GAAP until January 1, 2024. Certain gains and losses related to those contracts were recorded in Miscellaneous Expense (Income). See FCC Transitional ADJ, IRS Transitional ADJ and TRS FVAs above. We exclude such items because we believe they are not directly related to our ongoing operating results.

Non-core tax impacts are excluded, as we do not believe these costs or recoveries reflect our core operating performance and vary significantly among our competitors who also generally exclude such items in assessing operating performance.

Our non-GAAP financial measures include the following:

Adjusted operating earnings (Adjusted EBIAT) is defined as GAAP earnings from operations excluding the impact of Employee SBC expense, TRS FVAs, FCC Transitional ADJ, Amortization of intangible assets (excluding computer software), and Restructuring and Other Charges (Recoveries). Adjusted operating margin is adjusted operating earnings as a percentage of GAAP revenue. Management uses adjusted operating earnings (adjusted EBIAT) as a measure to assess performance related to our core operations.

Adjusted net earnings is defined as GAAP net earnings before the impact of Employee SBC expense, TRS FVAs, FCC Transitional ADJ, amortization of intangible assets (excluding computer software), Restructuring and Other Charges (Recoveries), IRS Transitional ADJ, Miscellaneous Expense (Income) and adjustment for taxes. Adjusted net earnings per share is calculated by dividing adjusted net earnings by the number of diluted weighted average shares outstanding. Management uses adjusted net earnings as a measure to assess performance related to our core operations.

Non-GAAP free cash flow is defined as cash provided by (used in) operations after the purchase of property, plant and equipment (net of proceeds from the sale of certain surplus equipment and property, when applicable). Free cash flow does not represent residual cash flow available to Celestica for discretionary expenditures. Management uses free cash flow as a measure, in addition to GAAP cash provided by (used in) operations, to assess our operational cash flow performance. We believe free cash flow provides another level of transparency to our ability to generate cash from normal business operations.

Adjusted ROIC is calculated by dividing annualized adjusted EBIAT by average net invested capital for the period. Net invested capital (calculated in the tables below) is derived from GAAP financial measures, and is defined as total assets less: cash, ROU assets (operating and finance leases), accounts payable, accrued and other current liabilities (excluding finance and operating lease liabilities), provisions, and income taxes payable. Management uses adjusted ROIC as a measure to assess the effectiveness of the invested capital we employ to build products or provide services to our customers, by quantifying how well we generate earnings relative to the capital we have invested in our business.

The determination of our adjusted effective tax expense (non-GAAP) and adjusted effective tax rate (non-GAAP) is described in footnote 1 to the table below.

The following table sets forth, for the periods indicated, the various non-GAAP financial measures discussed above, and a reconciliation of non-GAAP financial measures to the most directly comparable financial measures determined under GAAP (in millions, except percentages and per share amounts):

	Three months ended March 31
	2024		2023
		% of revenue		% of revenue
GAAP revenue	$2,208.9		$1,837.8

GAAP gross profit	$222.1	10.1%	$157.3	8.6%
Employee SBC expense	8.9		8.5
TRS FVAs: (gains)	(12.8)		—
FCC Transitional ADJ	—		3.8
Adjusted gross profit (non-GAAP)	$218.2	9.9%	$169.6	9.2%

GAAP SG&A	$64.8	2.9%	$74.7	4.1%
Employee SBC expense	(13.8)		(13.5)
TRS FVAs: (gains)	18.7		—
FCC Transitional ADJ	0.5		3.2
Adjusted SG&A (non-GAAP)	$70.2	3.2%	$64.4	3.5%

GAAP earnings from operations	$125.8	5.7%	$55.9	3.0%
Employee SBC expense	22.7		22.0
TRS FVAs: (gains)	(31.5)		—
FCC Transitional ADJ	(0.5)		0.6
Amortization of intangible assets (excluding computer software)	9.3		9.2
Restructuring and other charges, net of recoveries	4.8		4.6
Adjusted operating earnings (adjusted EBIAT) (non-GAAP)	$130.6	5.9%	$92.3	5.0%

GAAP net earnings	$91.8	4.2%	$20.6	1.1%
Employee SBC expense	22.7		22.0
TRS FVAs: (gains)	(31.5)		—
FCC Transitional ADJ	(0.5)		0.6
Amortization of intangible assets (excluding computer software)	9.3		9.2
Restructuring and other charges, net of recoveries	4.8		4.6
Miscellaneous Expense (Income)	6.6		0.8
IRS Transitional ADJ	—		1.6
Adjustments for taxes(1)	(4.4)		(4.2)
Adjusted net earnings (non-GAAP)	$98.8	4.5%	$55.2	3.0%

Diluted EPS
Weighted average # of shares (in millions)	119.3		121.6
GAAP earnings per share	$0.77		$0.17
Adjusted earnings per share (non-GAAP)	$0.83		$0.45
# of shares outstanding at period end (in millions)	118.8		120.7

GAAP cash provided by operations	$108.1		$45.2
Purchase of property, plant and equipment, net of sales proceeds	(40.4)		(33.1)
Free cash flow (non-GAAP)	$67.7		$12.1

GAAP ROIC %	22.9%		10.6%
Non-GAAP adjusted ROIC %	23.8%		17.6%

(1) The adjustments for taxes, as applicable, represent the tax effects of our non-GAAP adjustments (see below).

The following table sets forth a reconciliation of our adjusted tax expense (non-GAAP) and our adjusted effective tax rate (non-GAAP) to our GAAP tax expense and GAAP effective tax rate, respectively, for the periods indicated, in each case determined by excluding the tax benefits or costs associated with the listed items (in millions, except percentages) from our GAAP tax expense for such periods. Our GAAP effective tax rate is determined by dividing (i) GAAP tax expense by (ii) earnings from operations minus finance costs and Miscellaneous Expense (Income) recorded on our statement of operations; our adjusted effective tax rate (non-GAAP) is determined by dividing (i) adjusted tax expense (non-GAAP) by (ii) adjusted operating earnings (non-GAAP) minus finance costs and IRS Transitional ADJ.

	Three months ended
	March 31
	2024	2023

GAAP tax expense	$13.4	$12.6

Tax costs (benefits) of the following items excluded from GAAP tax expense:
Employee SBC expense and TRS FVAs	3.6	2.3
Amortization of intangible assets (excluding computer software)	0.8	0.8
Restructuring and other charges, net of recoveries	0.3	0.4
Miscellaneous Expense (Income)	(0.3)	0.7
Adjusted tax expense (non-GAAP)	$17.8	$16.8

GAAP tax expense	$13.4	$12.6

Earnings from operations	$125.8	$55.9
Finance Costs	(14.0)	(21.9)
Miscellaneous Expense	(6.6)	(0.8)
	$105.2	$33.2

GAAP effective tax rate	13%	38%

Adjusted tax expense (non-GAAP)	$17.8	$16.8

Adjusted operating earnings (non-GAAP)	$130.6	$92.3
Finance Costs	(14.0)	(21.9)
IRS Transitional ADJ	—	1.6
	$116.6	$72.0

Adjusted effective tax rate (non-GAAP)	15%	23%

The following table sets forth, for the periods indicated, our calculation of GAAP ROIC % and adjusted ROIC % (non-GAAP) (in millions, except GAAP ROIC % and adjusted ROIC %):

	Three months ended
	March 31
	2024	2023

GAAP earnings from operations	$125.8	$55.9
Multiplier to annualize earnings	4	4
Annualized GAAP earnings from operations	$503.2	$223.6

Average net invested capital for the period*	$2,198.2	$2,103.4

GAAP ROIC %	22.9%	10.6%

	Three months ended
	March 31
	2024	2023

Adjusted operating earnings (adjusted EBIAT) (non-GAAP)	$130.6	$92.3
Multiplier to annualize earnings	4	4
Annualized adjusted EBIAT (non-GAAP)	$522.4	$369.2

Average net invested capital for the period*	$2,198.2	$2,103.4

Adjusted ROIC % (non-GAAP)	23.8%	17.6%

	March 31 2024	December 31 2023
Net invested capital consists of:
Total assets	$5,711.5	$5,890.5
Less: cash	308.1	370.4
Less: ROU assets	196.1	170.0
Less: accounts payable, accrued and other current liabilities, provisions and income taxes payable	2,992.6	3,168.4
Net invested capital at period end*	$2,214.7	$2,181.7

	March 31 2023	December 31 2022
Net invested capital consists of:
Total assets	$5,464.2	$5,625.5
Less: cash	318.7	374.5
Less: ROU assets	150.6	157.1
Less: accounts payable, accrued and other current liabilities, provisions and income taxes payable	2,877.0	3,005.0
Net invested capital at period end*	$2,117.9	$2,088.9
*We use a two-point average to calculate average net invested capital for the quarter. Average net invested capital for Q1 2024 is the average of net invested capital as at March 31, 2024 and December 31, 2023.